Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of October 8, 2018

by and between

VALERO RENEWABLE FUELS COMPANY, LLC

as the Buyer

and

GREEN PLAINS BLUFFTON LLC AND

GREEN PLAINS HOLDINGS II LLC

as the Sellers

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4.21	All Necessary Assets.........................................................................................................	22
ARTICLE V REPRESENTATIONS OF THE BUYER...................................................................		22
5.1	Organization and Qualification..........................................................................................	22
5.2	Due Authorization; No Conflicts; Consents.....................................................................	22
5.3	Brokerage...........................................................................................................................	23
5.4	Financial Ability................................................................................................................	23
5.5	No Litigation......................................................................................................................	23
ARTICLE VI COVENANTS OF THE SELLER.............................................................................		23
6.1	Conduct of Business Prior to Closing................................................................................	23
6.2	No Control of Other Party’s Business................................................................................	25
6.3	Access to Information........................................................................................................	25
6.4	Conditions and Closing......................................................................................................	26
6.5	Approvals and Consents of Third Parties..........................................................................	26
6.6	Notification of Changes......................................................................................................	26
6.7	Supplement to Disclosure Schedules.................................................................................	26
6.8	Governmental Approvals...................................................................................................	27
6.9	Release of Liens.................................................................................................................	27
6.1	Carve-Out Tracts...............................................................................................................	27
6.12	RFS Third Party Engineering Audit...................................................................................	28
6.13	Corn Ground Pile...............................................................................................................	28
6.14	Rail Cars............................................................................................................................	28
ARTICLE VII COVENANTS OF THE BUYER.............................................................................		28
7.1	Conditions and Closing......................................................................................................	28
7.2	Notification of Changes......................................................................................................	28
7.3	[Intentionally Deleted].......................................................................................................	29
7.4	Governmental Approvals...................................................................................................	29
7.5	Confidentiality...................................................................................................................	29
ARTICLE VIII COVENANTS AND AGREEMENTS OF SELLERS AND BUYER....................		30
8.1	Employee Matters..............................................................................................................	30
8.2	Release and Replacement of Bonds, Guaranties, etc..........................................................	30
8.3	Title Matters......................................................................................................................	30
8.4	Taxes Matters.....................................................................................................................	31
8.5	Casualty or Condemnation.................................................................................................	34
8.6	Further Assurances.............................................................................................................	36
8.7	Post-Closing Preservation of Books and Records..............................................................	36
ARTICLE IX CONDITIONS TO CLOSE.......................................................................................		37
9.1	Conditions to Obligations of Each Party............................................................................	37
9.2	Conditions to Obligations of the Buyer..............................................................................	37
9.3	Conditions to Obligations of the Seller..............................................................................	38

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ARTICLE X INDEMNIFICATION.................................................................................................		39
10.1	Survival.............................................................................................................................	39
10.2	Indemnification by Seller...................................................................................................	39
10.3	Indemnification by Buyer...................................................................................................	39
10.4	Certain Limitations.............................................................................................................	40
10.5	Indemnification Procedures................................................................................................	41
10.6	Tax Treatment of Indemnification Payments.......................................................................	43
10.7	Exclusive Remedies...........................................................................................................	43
ARTICLE XI TERMINATION........................................................................................................		43
11.1	Termination........................................................................................................................	43
11.2	Effects of Termination........................................................................................................	44
ARTICLE XII MISCELLANEOUS.................................................................................................		45
12.1	Benefit and Assignment......................................................................................................	45
12.2	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial..........................................	45
12.3	Expenses............................................................................................................................	46
12.4	Notices...............................................................................................................................	46
12.5	Counterparts.......................................................................................................................	47
12.6	Amendment, Modification and Waiver..............................................................................	47
12.7	Entire Agreement...............................................................................................................	47
12.8	Publicity.............................................................................................................................	47
12.9	Severability........................................................................................................................	48
12.1	Further Assurances.............................................................................................................	48
12.11	Time of the Essence...........................................................................................................	48
12.12	Enforcement of this Agreement..........................................................................................	48
12.13	Third Party Beneficiaries...................................................................................................	49
12.14	Interpretation......................................................................................................................	49

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EXHIBITS:

Exhibit A – Definitions

Exhibit B –  Inventory Procedures

Exhibit C – Employees

Exhibit D – Transition Services Agreement

Exhibit E-1 – Buyer’s Parent Guaranty

Exhibit E-2 – Sellers’ Parent Guaranty

SCHEDULES:

Schedule 1.1(c) – Assumed Contracts

Schedule 1.1(d) – Owned Land

Schedule 1.1(e) – Leased Real Property

Schedule 1.1(f) – Material Fixed Assets/Equipment

Schedule 1.1(g) – Plant Specific Intellectual Property

Schedule 1.1(n) – Spares

Schedule 1.1(q) – Commodity Contracts

Schedule 1.2(c) – Excluded Contracts

Schedule 2.5 - Allocation of Purchase Price

Schedule 4.1 – Organization and Qualification

Schedule 4.2 – Subsidiaries; Investments

Schedule 4.3(b) – No Conflict

Schedule 4.5(c) – Availability of Assets

Schedule 4.7 – Inventory/Reserves

Schedule 4.8 – Intellectual Property Assets; Exceptions

Schedule 4.9(a) – Material Contracts

Schedule 4.9(b) – Powers of Attorney

Schedule 4.10 – Performance of Contracts, Etc.

Schedule 4.11 – Litigation

Schedule 4.12 – Compliance with Laws and Orders

Schedule 4.13 – Environmental Compliance

Schedule 4.14 – Tax

Schedule 4.15(a) – Employee Benefit Plans

Schedule 4.15(b) – Non-Compliance with Applicable Laws

Schedule 4.16 – Employee Relationships

Schedule 4.17 – Events Subsequent to December 31, 2017

Schedule 4.18 – Brokerage

Schedule 4.19 – Insurance

Schedule 4.20(a) – Permits

Schedule 4.20(b) – Permit Notices

Schedule 6.1(a) – Conduct of Business

Schedule 6.1(b) – Conduct Until Closing

Schedule 6.10 – Carve Out Tracts

Schedule 6.12 – Capital Projects in Excess of $1,000,000

Schedule 6.14(a) – Types and Number of Railcars

Schedule 6.14(c) – Market Rates

Schedule 6.14(d) – Estimated Damage Amount

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Schedule 8.2 – Credit Support Agreements

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ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made this 8th day of October, 2018, (the “Effective Date”) by and between Valero Renewable Fuels Company, LLC, a Delaware limited liability company (the “Buyer”) and Green Plains Bluffton LLC, an Indiana limited liability company (“Green Bluffton”) and Green Plains Holdings II LLC, a Delaware limited liability company (“Green Holdings”). Green Bluffton and Green Holdings are sometimes herein referred to individually as a “Seller” and collectively as the “Sellers”.  Capitalized terms used herein have the meanings set forth in Exhibit A.

RECITALS

WHEREAS, Green Bluffton owns an ethanol plant in Bluffton IN (the “Bluffton Plant”), and Green Holdings owns an ethanol plant in Lakota IA (the “Lakota Plant”) and an ethanol plant in Riga, MI (the “Riga Plant”, and together with the Bluffton Plant and the Lakota Plant, the “Ethanol Plants”);

WHEREAS, Sellers are engaged in the business of producing, marketing, and selling ethanol and its co-products, including, without limitation, distillers grains and corn oil from or out of the Ethanol Plants (the “Business”);

WHEREAS, the Sellers own and use certain real property and certain tangible and intangible assets used in the Business, including, without limitation, buildings and improvements, machinery and equipment, inventory, intellectual property, contract rights and prepaid expenses and receivables;

WHEREAS, the Buyer desires to purchase the Ethanol Plants and certain of the related assets and to assume certain liabilities associated with the Ethanol Plants, and the Sellers desire to sell and transfer to the Buyer the Ethanol Plants and such related assets and liabilities, all as more fully set forth below;

WHEREAS, in order to induce Buyer to buy the Purchased Assets and Sellers to sell the Purchased Assets,  Green Plains Inc. and Valero Energy Corporation have executed and delivered the Seller Guaranty and the Buyer Guaranty, respectively, on the date hereof; and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Sellers hereby agree as follows:

Article I PURCHASE AND SALE

1.1 Purchase and Sale of Assets.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements made in this Agreement by the Sellers and the Buyer, the Buyer shall purchase, accept and acquire from each Seller free and clear of any Liens (other than Permitted Liens), and each Seller shall sell, transfer, convey, assign and deliver to the Buyer, all of the assets and properties of such Seller (but excluding the Excluded Assets) used or held in the conduct of or in connection with the Business, whether tangible or intangible, real, personal or mixed, and wherever located (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) All Inventories;

(b) Subject to any prorations  as contemplated by Section 2.4, and/or the replacement of any guaranties as contemplated in Section 8.2, all prepaid expenses, advance payments, deposits and rights to receive discounts, refunds, rebates, awards and the like to the extent related to the Assumed Contracts or Permits (collectively, the “Prepaid Expenses”);

(c) Those Contracts of Sellers related to the Ethanol Plants identified on Schedule 1.1(c) (collectively, the “Assumed Contracts”);

(d) The real property described on Schedule 1.1(d) (the “Owned Land”) and (i) all buildings, facilities, structures, warehouses, grain storage bins, silos, tanks, railroad tracks, scales, improvements, fixtures situated thereon (the “Owned Improvements”), and (ii) Sellers’ right, title and interest in and to all rights, privileges, easements, rights-of-way, appurtenances and other real property rights related thereto (collectively, the “Ancillary Real Property Rights”, and together with the Owned Land and the Owned Improvements, the  “Owned Real Estate”);

(e) All of Sellers’ leasehold interest in and to any real property (as lessee or sublessee) leased or subleased as set forth in the Real Property Leases described on Schedule 1.1(e), including (i) all buildings, warehouses, grain storage bins, silos, tanks, railroad tracks, scales, improvements, fixtures situated on such leased or subleased property, and (ii) all Ancillary Real Property Rights appurtenant or related thereto (collectively, the “Leased Real Property”);

(f) All equipment (building or office), machinery, tooling, dies, molds, patterns, stampings, prototypes, parts, components, projects in process, furniture, appliances, artwork, computers, computer terminals and printers, telephone systems, telecopiers and photocopiers, office supplies and office equipment,  merchandise, supplies, accessories and other tangible personal property of every kind and description, which are owned or leased by the Sellers, and utilized in connection with the operations of the Business, including, without limitation, those items listed on Schedule 1.1(f) attached hereto (collectively, the “Equipment”);

(g) All Plant Specific Intellectual Property set forth on Schedule 1.1(g), all goodwill associated with respect thereto, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the laws of all jurisdictions;

(h) All qualifications, registrations, filings, privileges, franchises, immunities, licenses, permits, authorizations and approvals of Governmental Authorities which are used or required in order for the Sellers to own and/or operate the Business, including, without limitation, all certificates of occupancy and certificates, licenses and permits relating to zoning, building, housing, safety, Environmental Laws, fire and health (collectively, the “Permits”);

(i) All Renewable Identification Numbers (“RINs”) generated pursuant to the RFS Program from the Ethanol Plants’ final product inventories and the RIN Pathway;
(j) All Records;
(k) All of the Sellers’ rights and remedies, under warranty or otherwise, against a manufacturer, vendor or other Person for any defects in any Purchased Asset;
(l) All deposits held by the Seller, if any, with respect to services to be performed or products to be delivered after the Closing relating to the Business;

(m) All other properties, assets and rights of every kind, character or description which are owned, used or held for use by Sellers in connection with the Ethanol Plants and which are not Excluded Assets; and

(n) The maintenance and capital spares, joints, valves, parts and tools owned by Sellers or their respective Affiliates as of the Closing and located as of the Closing at any of the Ethanol Plants and used exclusively in connection with the Business (the “Spares”).  Schedule 1.1(n) contains a list of the Spares as of September 30, 2018;

(o) All causes of action, choses in action and rights of recovery with respect to any of the foregoing; and
(p) All goodwill associated with any of the assets described in the foregoing clauses; and

(q) All commercial and commodity Contracts entered into by the Sellers or any Affiliate of Sellers on market-based terms for (i) the purchase of corn to be used in the Ethanol Plants, and (ii) the sale of ethanol, corn oil, and distillers grains (dry, modified and wet) produced at the Ethanol Plants, which are listed on Schedule 1.1(q) attached hereto (collectively, “Commodity Contracts”).

1.2 Excluded Assets. The Purchased Assets shall not include, and the Sellers shall retain, the following assets (collectively, the “Excluded Assets”):
(a) All cash, cash equivalents and other marketable securities of Sellers or any of their Affiliates;

(b) All accounts receivable from any Person and any notes receivable from any Person arising out of the operation of the Business prior to Closing, as well as all amounts, if any, that are receivable by Sellers from their Affiliates;

(c) All of Seller’s rights under the Contracts that are described and set forth on Schedule 1.2(c);
(d) All rolling stock except the railcars assigned or transferred pursuant to Section 6.14;

(e) All Intercompany Accounts;
(f) The Sellers’ rights under this Agreement and all Transaction Documents;
(g) The Sellers’ minute books, stock record books and corporate franchise, income and other tax returns;
(h) Rights and proceeds under any insurance policies;
(i) The name “Green Plains” and any derivatives thereof;
(j) All derivative contracts, hedging instruments and other similar futures contracts; and
(k) The Seller’s rights to claims for refunds of taxes and any governmental charges.

1.3 Assumed Liabilities.  Except for those Liabilities designated as Excluded Liabilities, Buyer shall assume and agree to pay, perform and discharge when due the following liabilities and obligations of Sellers with respect to the Business (collectively, the “Assumed Liabilities”):

(a) all Liabilities under the Assumed Contracts with respect to periods commencing on and after the Closing Date;
(b) all Liabilities of Buyer and its Affiliates with respect to the Transferred Employees as provided in Exhibit C;
(c) all Liabilities of Buyer with respect to Taxes as provided in Section 8.4; and
(d) all other Liabilities arising out of or relating to the ownership, operation or use of the Purchased Assets at any time from and after the Closing Date.

1.4 Excluded Liabilities.  The parties acknowledge that the transactions contemplated by this Agreement involve a purchase and sale of assets, and that Buyer is not a legal successor of any Seller and is assuming only the Assumed Liabilities and not any other liabilities of the Sellers or any of their Affiliates of any nature whatsoever, whether known or unknown, absolute or contingent, and whether presently existing or hereafter arising. All such other liabilities and obligations shall be retained by and remain liabilities and obligations of the Sellers and/or their Affiliates, as applicable (all such liabilities and obligations not expressly assumed by Buyer hereunder being herein referred to as the “Excluded Liabilities”).  The Excluded Liabilities include:

(a) any  liabilities of the Seller for costs and expenses incurred (or to be incurred) for services performed by its legal, financial, accounting and investment banking advisors in connection with the transactions contemplated by this Agreement including, without limitation, any broker’s fees of Sellers’ broker;

(b) any liabilities of the Sellers relating to their performance under this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby;
(c) any liabilities of the Sellers for Intercompany Accounts;
(d) any liabilities of the Seller for asset retirement obligations related to railcars;

(e) except as expressly set forth in this Agreement, all Indebtedness, Contracts and Liabilities of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise) relating to or arising out of the ownership or operation of the Purchased Assets or the conduct of the Business prior to the Closing;

(f) all Liabilities of Sellers or any of their Affiliates under the Assumed Contracts to the extent required to be paid or performed prior to Closing;
(g) all Liabilities arising out of or relating to or associated with the Excluded Assets;
(h) all Liabilities of Sellers and their respective Affiliates with respect to Taxes as provided in Section 8.4;
(i) all Liabilities of Sellers and their respective Affiliates with respect to Employees as provided in Exhibit C;
(j) All Liabilities of Sellers and their respective Affiliates related to the Green Shift License Agreements;
(k) All Liabilities of Sellers and their respective Affiliates related to Syngenta; and

(l) All Liabilities accruing, arising out of or related to the ownership, possession, use, operation or condition of the Purchased Assets before the Closing, including liabilities for personal injury or death or damage to property of any Third Party attributable to or arising out of the ownership or operation of the Purchased Assets before the Closing and any liabilities and obligations, including any products liability for defective or off-spec Inventories sold to Third Parties prior to the Closing Date.

1.5 Assumed Contracts and Permits Not Assignable.

(a) To the extent that any Assumed Contract or Permit is not capable of being assigned, transferred or conveyed without the consent, waiver or authorization of a third person (including a governmental, regulatory or administrative authority), or if such assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach of any Assumed Contract or Permit, or a violation of any law, statute, decree, rule, regulation or other governmental edict, this Agreement shall not constitute an assignment, transfer or conveyance of such interest, or an attempted assignment, transfer or conveyance of such interest (such interests being hereinafter collectively referred to as “Restricted Interests”).  The entire beneficial interest in any Assumed Contract or Permit subject to the restriction as described above, and any other interests in such Assumed Contract or Permit that is transferable notwithstanding such restriction, shall be transferred from the Sellers to the Buyer as provided in this Section 1.5.

(b) Anything in this Agreement to the contrary notwithstanding, the Sellers shall not be obligated to transfer to the Buyer any Restricted Interests without the Buyer or the Sellers first having obtained all consents, waivers and authorizations necessary for such transfers.  The Sellers shall use its reasonable, good faith efforts to obtain such required consents, waivers and authorizations, and Buyer shall cooperate fully with Sellers in all respects, to effect assignment thereof to Buyer as of the Closing Date; provided that in the event the Sellers fail to obtain such consents, waivers or authorizations, or is unable because such assignment or transfer constitutes a violation of any Law, then notwithstanding any other provision of this Agreement or any agreement, instrument or document contemplated hereby (the “Transaction Documents”), such failure or inability shall not constitute a breach or misrepresentation under this Agreement or any Transaction Document.

(c) To the extent that the consents, waivers and authorizations referred to in Section 1.5(a) hereof are not obtained by the Buyer or the Seller, or until the impracticalities of transfer referred to therein are resolved, the Sellers shall, at the request of Buyer and at Buyer’s reasonable expense, (i) hold any Restricted Interests in trust for the use and benefit of Buyer, and shall enter into an arrangement with Buyer to provide Buyer with the benefits of any Restricted Interests, provided that Buyer shall perform Sellers’ obligations thereunder arising on and after the Closing Date until such Restricted Interest is assigned to Buyer or expires at the earliest opportunity in accordance with its terms, or is properly amended or supplemented, (ii) enforce, at the request of the Buyer for the account of the Buyer, any rights of the Sellers arising from any Restricted Interests (including the right to elect to terminate in accordance with the terms thereof upon the request of the Buyer) and (iii) take all commercially reasonable and necessary actions required to assign to Buyer, or amend or supplement any such agreement, Assumed Contract,  or Permit as soon as practicable after the Closing Date.

Article II PURCHASE PRICE
2.1 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be:
(a) $300,000,000 (the “Base Purchase Price”);

(b) plus the amount by which the Net Working Capital exceeds zero or minus the amount by which the Net Working Capital is less than zero, as determined pursuant to this Section 2.1(b) and Section 2.3.  “Net Working Capital” means the result of (i) and (ii) below, all to be determined in accordance with GAAP, consistent with the past accounting methods, practices and procedures of the Seller:

(i) the Inventory Value;
(ii) plus any amounts owed by Buyer to Sellers with respect to earned and accrued vacation liabilities and bonus liabilities of Transferred Employees 6 pursuant to Exhibit C and prorated Payables, as determined pursuant to Section 2.4  minus any amounts owed by Sellers to Buyer with respect to earned and accrued vacation liabilities and bonus liabilities of Transferred Employees pursuant to Exhibit C and prorated Payables, as determined pursuant to Section 2.4.

2.2 Closing Amount.
(a) The cash consideration to be paid by the Buyer for the Purchased Assets at the Closing (the “Closing Amount”), shall consist of:
(i) the Base Purchase Price;
(ii) plus or minus (as applicable) the Estimated Net Working Capital;

(b) Subject to the terms and conditions hereof, at the Closing the Buyer shall pay the Closing Amount by wire transfer of immediately available funds to such account or accounts designated in writing by the Sellers.

2.3 Inventories and Net Working Capital Adjustment.

(a) Inventory Methodology.  Sellers and Buyer shall conduct a measurement of the actual amount of the Inventories as of the Closing Date in accordance with the measurement and valuation procedures and methodologies set forth on Exhibit B and shall value the Commodity Contracts as set forth on Exhibit B  (collectively the “Inventory Methodology”).

(b) Determination of Estimated Net Working Capital.  At least three (3) Business Days prior to the Closing Date, Sellers shall deliver to the Buyer a certificate executed by the Chief Financial Officer of the Sellers or his designee attaching the Estimated Net Working Capital Statement and setting forth the Sellers’ best good faith estimate of the Estimated Net Working Capital (including the Estimated Inventory Value and the prorated amount of the Payables, as determined pursuant to Section 2.4) and the Closing Amount.  The Estimated Net Working Capital Statement, the Estimated Net Working Capital calculation and the Closing Amount calculation shall be subject to review by the Buyer prior to the Closing.

(c) Determination of Net Working Capital.

(i) The Buyer shall, no later than thirty (30) days after the Closing Date, deliver to the Seller (x) the Closing Net Working Capital Statement and (y) a statement of the Buyer’s calculation of the Closing Net Working Capital including the following: (a) the Final Inventory Value at Closing as determined in accordance with the Inventory Methodology; (b) a final proration amount for the Payables; and (c) Buyer’s determination of all other Net Working Capital adjustments of the Sellers at Closing (consisting of the other items of Net Working Capital not addressed by the Final Inventory Value or prorated amount of Payables (the “Other Closing Adjustments”)), (the documents described in the foregoing clauses (x) and (y) being referred to as the “Net Working Capital Documents”).  At the same time that the Buyer provides the Net Working Capital Documents to the Sellers, the Buyer shall make the working papers and back-up materials used in preparing the

Net Working Capital Documents (collectively, the “Buyer Backup Information”) available to Sellers and Sellers’ auditors at reasonable times and upon reasonable notice, and the Buyer shall promptly respond to any reasonable requests from the Seller for additional information.  Further, the Seller and its representatives shall be entitled to make any and all copies and summaries of such Buyer Backup Information as the Seller may reasonably require.  The Net Working Capital Documents shall be final and binding on the parties, and deemed accepted by the Sellers, unless within thirty (30) days after the Sellers’ receipt thereof (the “Objection Period”), Sellers provide the Buyer with written notice of objection with respect to the Net Working Capital Documents (a “Notice of Objection”).  The Notice of Objection shall specify in reasonable detail each item of the Net Working Capital Documents that the Sellers dispute, the nature of any objection so asserted and any portions of the Net Working Capital Documents that the Sellers do not dispute.  The Buyer shall cooperate with the Sellers and their representatives in their review of the Net Working Capital Documents and shall provide timely and reasonable access to any of its accountants, books, records, schedules, analyses, working papers and other information used in the preparation of the Net Working Capital Documents.

(ii) If the Seller timely submits a Notice of Objection, during the fifteen (15) day period following the date on which such Notice of Objection is received by the Buyer, the Buyer and the Sellers shall meet in an effort to resolve any objections contained therein.  If the Buyer and the Seller are unable to resolve the dispute within such fifteen (15) day period, then any disputed matter set forth in the Notice of Objection that remains unresolved shall be submitted for final determination to Deloitte or such other independent accounting firm of national repute agreed to by the Parties (the “Independent Accounting Firm”).  The Independent Accounting Firm shall, based solely on the documents and presentations made by the Buyer and the Seller and within thirty (30) days after the disputed matters are submitted to it, render a written report as to the resolution of each disputed matter set forth in the Notice of Objection that remains unresolved, and as to the Closing Net Working Capital Statement and the calculation of the Closing Net Working Capital.  The Independent Accounting Firm shall have exclusive jurisdiction over and the Independent Accounting Firm shall be the sole recourse and remedy of the parties against one another or any other Person with respect to any disputes arising out of or relating to the Closing Net Working Capital Statement and the calculation of the Closing Net Working Capital.  The Independent Accounting Firm’s determination shall be conclusive and binding on all parties and shall be enforceable in a court of law.  The Independent Accounting Firm’s fees and expenses shall be borne equally by the Buyer and the Seller.

(iii) For purposes of this Agreement, the final and binding Closing Net Working Capital Statement and Closing Net Working Capital shall be those set forth in the Net Working Capital Documents, after giving effect to any adjustments thereto agreed to by the Buyer and the Seller and to the resolution of any disputed matters by the Independent Accounting Firm pursuant to Section 2.3(c)(ii).

(d) Post-Closing Payment. Promptly (but not later than five (5) Business Days) after the final and binding determination of the Closing Net Working Capital as set forth in Section 2.3(c)(iii):

(i) if Closing Net Working Capital is less than the Estimated Net Working Capital, then the Purchase Price shall be reduced by the amount by which the Closing Net Working Capital is less than the Estimated Net Working Capital and the Seller shall pay by wire transfer to an account designated by the Buyer such amount.

(ii) if Closing Net Working Capital is greater than the Estimated Net Working Capital, then the Purchase Price shall be increased by the amount by which the Closing Net Working Capital is greater than the Estimated Net Working Capital and the Buyer shall pay by wire transfer to an account designated by the Seller such amount.

2.4 Prorations.
(a) Contractual Payments and Collections.

(i) all fees, rent, water, gas, electricity and other utilities; local business or other license fees, to the extent assigned, and other charges payable with respect to the Purchased Assets, including contractual payment obligations under the Assumed Contracts (collectively, the “Payables”) shall be prorated between Sellers, on the one hand, and Buyer, on the other hand, effective as of the Effective Time with Sellers being responsible for all Payables related to the period prior to but excluding the Closing Date and Buyer being responsible for all Payables related to the period on and after the Closing Date.  At Closing, the Net Working Capital shall be (A) increased by the pro-rated amount of all such Payables made by Sellers prior to Closing that are attributable to Buyer’s period of ownership of the Purchased Assets, and (B) decreased by an amount equal to the pro-rated amount of any such payment obligations assumed by Buyer that are attributable to Sellers’ period of ownership of the Purchased Assets. The parties shall use commercially reasonable efforts to cause utility meter readings to be determined as of the Effective Time or as close thereto as reasonably practicable; provided, however, that if a party’s proration for a particular amount owed under this Section 2.4(a)(i) cannot be determined due to the unavailability of the necessary information on the appropriate invoice or remittance statement, then the proration shall be calculated on a per day basis using the number of days in the respective party’s period of ownership of the Purchased Assets.  In determining whether a payment to a third party pursuant to any Assumed Contract is attributable to Buyer’s period of ownership or the Sellers’ period of ownership, the parties will allocate the burden of such payment in a manner that reflects the relative benefit of such work performed, services provided or goods delivered to each party; provided, however,  there shall be a rebuttable presumption that any work performed, services provided or goods delivered prior to the Closing Date are for the benefit of Sellers, and any work performed, services provided or goods delivered on or after the Closing Date are for the benefit of Buyer.

(ii) If Buyer receives any funds or other property that belongs to any Seller, or vice versa, then the receiving party shall hold such funds and property in trust for the benefit of the rightful party and shall promptly forward such funds or property to the rightful party.  It is the intention of the parties that Sellers shall receive all income, rentals, fees and other revenues (including any under Assumed Contracts) attributable to Sellers’ period of ownership and operation of the Purchased Assets, and Buyer shall receive all income, rentals, fees and other revenues (including any under Assumed Contracts) attributable to Buyer’s period of ownership and operation of the Purchased Assets.

2.5 Purchase Price Allocation.  As promptly as practicable, but not later than 90 days after the Closing Date, Buyer and Sellers shall exchange their respective schedules allocating the Purchase Price (plus Assumed Liabilities, to the extent taken into account under Section 1060 of the Code) among the Purchased Assets in accordance with Section 1060 of the Code (as to each of Buyer and the Sellers, the “Allocation”).  Buyer and Sellers will make reasonable efforts to agree their respective Allocations for purposes of the preparation, filing and audit of any Tax Return (including the filing for Form 8594); provided, however, nothing in this Agreement shall require Buyer and Sellers to agree to a common Allocation. The Bluffton Allocation, the Lakota Allocation and the Riga Allocation is set forth on Schedule 2.5.

Article III CLOSING

3.1 Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Green Plains Inc., in Omaha, Nebraska, at 10:00 a.m., local time, on the second Business Day after all of the conditions to Closing set forth in Article IX are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as the Seller and the Buyer may mutually agree upon in writing.  The date on which the Closing is to occur is herein referred to as the “Closing Date”.  The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).

3.2 Closing Deliverables.
(a) At the Closing, the Seller shall deliver to the Buyer the following:

(i) one or more bills of sale in a customary form reasonably acceptable to the  Buyer and duly executed by the Seller, transferring the tangible personal property included in the Purchased Assets to the Buyer;

(ii) one or more assignment and assumption agreements in a customary form reasonably acceptable to the Buyer (the “Assignment and Assumption Agreement”) and duly executed by the Seller, effecting the assignment to and assumption by the Buyer of the intangible Purchased Assets and the Assumed Contracts;
(iii) with respect to each parcel of Owned Real Estate, a special warranty deed in a customary form reasonably acceptable to the Buyer and duly executed and notarized by the Seller;

(iv) with respect to the Intellectual Property included in the Purchased Assets, one or more intellectual property assignment agreements in a customary form reasonably acceptable to the Buyer and duly executed by the Seller;

(v) the Seller Closing Certificate;
(vi) the certificate of the Secretary or Assistant Secretary of the Seller required by Section 9.2(d);
(vii) the FIRPTA Certificate;
(viii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Buyer, as may be required to give effect to this Agreement;
(ix) a duly executed counterpart to the Transition Services Agreement substantially in the form of Exhibit D (the “Transition Services Agreement”);
(x) the Seller Guaranty; and
(xi) such other documents or instruments as may be reasonably required by the Title Company in order to cause the Title Company to issue the Title Policy for the Real Estate.
(b) At the Closing, the Buyer shall deliver to the Seller the following:

(i) The Closing Amount by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller to the Buyer no later than two (2) Business Days prior to the Closing Date;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;
(iii) the Buyer Closing Certificate;
(iv) the certificate of the Secretary or Assistant Secretary of Buyer required by Section 8.3(c);
(v) the Buyer Guaranty; and

(vi) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Seller, as may be required to give effect to this Agreement.
Article IV REPRESENTATIONS AND WARRANTIES OF THE SELLER

The following representations and warranties are subject to the information specifically set forth in this Agreement and in the relevant Schedules. Any information disclosed in the Schedules pursuant to any Section of this Agreement shall be deemed to have been disclosed by Sellers for purposes of each other Section of this Agreement to which such disclosure is relevant to the extent that such information is reasonably apparent on its face to be applicable to such other Section.  Certain information reflected in the Schedules are not matters required by this Agreement to be disclosed and such disclosure does not imply that such information is material or would have a material adverse effect on the Seller (or set any standard of what constitutes materiality or a material adverse effect) or that such information is responsive to the representations or warranties. Each Seller, severally and not jointly, hereby represents and warrants to the Buyer that the following statements are true and correct as of the Effective Date and shall be true and correct as of the Closing Date:

4.1 Organization and Qualification.  Each Seller is duly organized and validly existing under the laws of the jurisdiction of its formation. Each Seller has the limited liability company power to own its properties and to carry on its business as now being conducted.  Each Seller is duly qualified to transact business as a foreign entity and is in good standing in each jurisdiction (other than the jurisdiction in which it is organized) in which it carries on its business or owns, leases or subleases property, except where the failure to be so qualified or in good standing would not individually or in the aggregate have a material adverse effect on the Seller.  Schedule 4.1 contains a true and complete list of each jurisdiction in which each Seller is qualified to transact business.

4.2 Subsidiaries; Investments.  Such Seller does not have any Subsidiaries.  Except as set forth on Schedule 4.2, such Seller does not have any direct or indirect ownership, equity or voting interest in any Person or Control of any Person.

4.3 Due Authorization; No Conflicts; Consents.

(a) Enforceability; Authority.  This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of each such Seller enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors generally and by general principles of equity (whether in a proceeding at law or in equity).  Each Transaction Document executed by such Seller as of the date hereof has been, and each Transaction Document to be executed by such Seller will be upon execution, duly executed and delivered by such Seller, and assuming the due authorization, execution and delivery of each such Transaction Document by the other party or parties thereto, each such Transaction Document is, or upon execution and delivery by such Seller will be, the valid and binding obligation of such Seller enforceable against such

Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors generally and by general principles of equity (whether in a proceeding at law or in equity).  Each Seller has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the applicable Transaction Documents by the each Seller and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of such Seller.

(b) No Conflicts.  The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in a violation or breach of any provision of the articles of organization or operating agreement of such Seller; (ii) result in a violation or breach of any provision of any Law or Order applicable to such Seller or the Purchased Assets; or (iii) except as set forth in Schedule 4.3(b), require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract; except in the cases of clauses (ii) and (iii), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on such Seller or the Purchased Assets.

(c) Consents.  No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such as may be required under the HSR Act or the RFS Program related to the transfer of the RIN Pathway.

4.4 Title to Assets.  The Seller Group has, and immediately prior to the Closing the Sellers will have, good and valid title to the tangible personal property, other than leased personal property, included in the Purchased Assets, free and clear of all Liens, except for Permitted Liens.  Schedule 1.1(f) lists all material fixed assets comprising the Ethanol Plants as of the Effective Date, other than the Excluded Assets.

4.5 Real Property; Availability of Assets; Leases.

(a) Good Title.  Schedule 1.1(d) and Schedule 1.1(e), respectively, identify all of the Owned Land and Leased Real Property owned or leased by the Seller Group and used or held for use in the operation of the Business. The Seller Group owns, and immediately prior to the Closing the Sellers will owns the Owned Real Estate, free and clear of any and all Liens, except for Permitted Liens. With respect to each Real Property Lease pursuant to which a member of the Seller Group is a lessee or sublessee, the Seller Group owns and immediately prior to the Closing, the Sellers will own the lessee’s interests in all the Leased Real Property described in such Real Property Lease, free and clear of any and all Liens, except for Permitted Liens.

(b) Condition.    To the Seller’s Knowledge, the use and operation of the Real Estate by the Seller materially conforms to all applicable building, zoning, safety, and other laws, statutes, ordinances, rules, regulations, codes, licenses, Permits, and all other restrictions and conditions.  The Seller has not received written notice from any Governmental Authority relating to (i) violations of building, zoning, safety and fire ordinances or regulations which are not remedied or uncorrected; (ii) claims of any material defect or deficiency with respect to any of such properties which are not remedied or uncorrected; or (iii) requests for the performance of any repairs, alterations or other work reasonably expected to cost more than $100,000 in any single instance or $250,000 in the aggregate of all such instances to the Real Estate, other than any which the Seller has remedied or corrected.

(c) Availability of Assets.  Except as set forth in Schedule 4.5(c), the Real Estate together with other assets owned, leased or subleased by the Seller constitute all the material assets and properties used in, or necessary for, the operation of the Business and are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which intended.

(d) Leases.  To the Knowledge of such Seller, (i) such Seller is not in default or breach under any Real Property Lease and no other party thereto is in default or breach under any Real Property Lease, except in each case for such defaults or breaches that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect; and (ii) there are no claims affecting any such Real Property Lease of which a Seller has received written notice that would reasonably be expected to have, individually or in the aggregate, a material adverse effect.

4.6 Intentionally Deleted.

4.7 Inventories.  The inventories of the Seller consist of a quality and quantity that are usable and salable at normal profit margins and within customary time periods in the Ordinary Course of Business and contain no amount of slow-moving, obsolete or damaged items or materials in excess of reserves set forth on Schedule 4.7.  None of the inventories have been consigned to others, nor are any inventories consigned to Sellers.  Except as set forth in Schedule 4.7, no inventory of Sellers is located at a location other than the Real Estate or with a common carrier in transit to or from a vendor or customer, and no inventory of another Person is located on the Real Estate.

4.8 Intellectual Property.

(a) Schedule 4.8 sets forth a complete and accurate list of all Plant Specific Intellectual Property.  To the Sellers’ Knowledge, Sellers own or have a defensible right to use all Plant Specific Intellectual Property described in Schedule 4.8, but Buyer acknowledges that Sellers’ defensible right to use certain Intellectual Property and know-how material other than the Plant Specific Intellectual Property to conduct the Business as it is currently conducted by Sellers is based in part upon licenses granted to Sellers set forth in the Excluded Contracts listed in Schedule 1.2(c), which licenses are not transferred as part of this Agreement, and Sellers make no representation or warranty that Buyer can use any Intellectual Property other than the Plant Specific Intellectual Property without the licenses granted to Sellers set forth in the Excluded Contracts listed in Schedule 1.2(c).  To the Sellers’ Knowledge, and except for claims received by the Sellers that resulted in licenses referenced in the Excluded Contracts set forth in Schedule 1.2(c), Sellers have not received written notice that their right to use the know-how and trade secrets material to the conduct of the Business as it is currently conducted is not valid.  To the

Sellers’ Knowledge, no use or possession by the Sellers of any Plant Specific Intellectual Property has infringed or does infringe on the rights of any party.  The Plant Specific Intellectual Property used by the Sellers, along with the intellectual property licensed to Seller in the Excluded Contracts set forth in Schedule 1.2(c), is sufficient Intellectual Property for the operation of the Business as it is currently conducted.  To the extent Sellers use Plant Specific Intellectual Property licensed from a third party in the operation of the Business as it is currently conducted, Sellers have used reasonable, good faith efforts, which efforts may include, but are not limited to, seeking warranties of ownership or the right to license or provide such Plant Specific Intellectual Property, or an indemnification by such third party against infringement arising from the possession or use of such licensed Plant Specific Intellectual Property by Sellers, to obtain verification that the party providing or licensing such Plant Specific Intellectual Property has the right to so provide or license such Plant Specific Intellectual Property. The Sellers comply in all material respects with the terms, conditions and obligations contained in any contracts or licenses conveying or granting the Sellers rights to use, modify, sell or license Plant Specific Intellectual Property.  To the Sellers’ Knowledge, no actions by any third party infringe upon any of the Seller-owned Plant Specific Intellectual Property described in Schedule 1.1(g).

(b) all applicable fees, royalties and payments relating to the Plant Specific  Intellectual Property due and payable by Sellers or their Affiliates to any licensors of such Plant Specific Intellectual Property have been paid, except for such fees, royalties and payments as could not reasonably be expected to materially and adversely affect Sellers’ rights therein or the ability to perform its obligations hereunder.

(c) Schedule 4.8 sets forth a complete and accurate list and summary description of all Net Names registered with a domain name registrar.  To the Sellers’ Knowledge, no Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation proceeding and no such action is threatened with respect to any Net Name.

(d) To the Seller’s Knowledge, the Sellers own or have a valid and defensible right to use the manuals, policies, procedures or other documents that are material to or used in the operation of the Business as it is currently conducted.

4.9 Material Contracts and Other Descriptions and Lists. Schedules 4.9(a) – (b) identify the following:
(a) Contracts. For purposes of this Agreement, a “Material Contract” means, with respect to the Business, any of the following:

(i) any Contract for the purchase of services, materials, supplies or equipment that involved the payment of more than $500,000 annually with respect to such Contract where performance has not been completed;

(ii) any Contract for the sale of goods or services that involved payment of more than $500,000 annually with respect to such Contract where performance has not been completed;

(iii) any distributor, dealer, sales agency or consultant Contract that involves the payment of more than $500,000 in 2018 or beyond December 31, 2018 and that is not otherwise described in another subsection of this Section 4.9(a);

(iv) any Contract for a term greater than one year and which cannot be cancelled by a Seller or its Affiliates upon sixty(60) days or less notice without penalty or liability of any kind;
(v) any guarantee by a Seller of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;
(vi) any Contract under which a Seller has agreed to indemnify any third Person with respect to, or to share, a Liability relating to Taxes of any third Person;

(vii) any lease or similar agreement under which (i) a Seller is lessee of, or holds or uses, any machinery, equipment or other tangible personal property owned by any third Person for an annual rent in excess of $100,000 or (ii) the Seller is the lessor of, or makes available for use by any third Person, any tangible personal property it owns for an annual rent in excess of $100,000;

(viii) any Contract with any Governmental Authority that involves the payment of more than $100,000 annually with respect to such Contracts where performance has not been completed;

(ix) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which any material obligations of a Seller remains outstanding;

(x) all leases, subleases and licenses of real property and other agreements for or relating to the use and/or occupancy of real property, subordination and non-disturbance agreements and estoppel certificates) currently in effect;

(xi) any partnership, joint venture or other similar agreement or arrangement;

(xii) any Contract that grants a right of first refusal, first or last look, right of first offer, preemption right or any similar right with respect to any of the Purchased Assets or the Ethanol Plants;

(xiii) any Contract, that is in the nature of an exclusive dealing contract, output contract or requirements contract
(xiv) any Contract not made in the Ordinary Course of Business which involves the payment of more than $500,000 in 2018 or beyond the Closing Date.
(b) Powers of Attorney. The names of all Persons holding powers of attorney from the Seller and a summary statement of the terms thereof.

4.10 Performance of Contracts, Etc.  Except as set forth in Schedule 4.10, none of the Sellers or any of their Affiliates is in breach or violation of, or in default under, any Material Contract.  To the Sellers’ Knowledge, all Material Contracts are currently in full force and effect and enforceable in accordance with their terms.  To the Sellers’ Knowledge, all Material Contracts will continue in full force and effect after the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent of any other Person, except as set forth in Schedule 4.3(b).  To the Sellers’ Knowledge, the Sellers or their Affiliates have fulfilled and performed in all material respects their respective obligations under each Material Contract and are not, and have not been alleged to be, in breach or violation of, or in default under, any Material Contract.  To the Sellers’ Knowledge, the other parties to each Material Contract have fully complied in all material respects with their obligations thereunder and are not in material breach or violation thereof.  The Sellers are not currently renegotiating any Material Contract (except in the Ordinary Course of Business) or paying liquidated damages in lieu of performance thereunder.  Complete and correct copies of each Material Contract have been made available to the Buyer by the Sellers.

4.11 Litigation.  Except as set forth on Schedule 4.11, there is no pending or, to the Sellers’ Knowledge, threatened Litigation (i) by or against any Seller or any of the assets owned or used by a Seller; or (ii) that challenges the transaction contemplated by this Agreement and the Transaction Documents.  To the Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to give rise to or serve as a basis for the commencement of any such Litigation.

4.12 Compliance with Laws or Orders.  Except as set forth in Schedule 4.12, none of the Sellers or their assets or business are the subject of or bound by any Order.  Each Seller is in compliance in all material respects with all applicable Laws and Orders.  To the Sellers’ Knowledge, no event has occurred or circumstance exists that is reasonably likely to constitute or result in a material violation of or material failure to comply with any term or requirement of any Laws or Orders.

4.13 Environmental Compliance.

(a) Compliance.  To the Seller’s Knowledge the Sellers are, and at all times in the past have been, in material compliance with all Environmental Laws.  To the Seller’s Knowledge the Sellers have obtained all Permits that are necessary or required under Environmental Laws in connection with the operation of the Business except where the failure to obtain such Permit does not have and would not reasonably be expected to have a material adverse effect on the operation or ownership of the Business or the Purchased Assets, and Sellers are in material compliance with such Permits. Since January 1, 2016, and except as set forth in Schedule 4.13(a), neither Sellers nor any of their Affiliates have received any notice, directive, violation report, Order or charge asserting any violation of any Environmental Law with respect to the Business.

(b) Claims for Remediation.  Neither Sellers nor any of their Affiliates has received from any Governmental Authority or any other Person any claim, demand, directive, Order or request to investigate, restore, repair, clean up or otherwise remediate, or to contribute to the costs of investigating, restoring, repairing, cleaning up or otherwise remediating the Real Estate.

(c) No Releases.   Except as set forth in Schedule 4.13(c), to the Sellers’ Knowledge, neither Sellers nor any of their Affiliates has disposed of, spilled, discharged, released or exposed any Person to any Environmental Materials, on, at, in or under the Real Estate.

4.14 Taxes. Except as set forth in Schedule 4.14,

(a) All Tax Returns required to be filed by, or with respect to, the Business or any Purchased Assets have been timely filed.  All such Tax Returns are correct and complete in all material respects.  Except as set forth in Schedule 4.14, such Tax Returns have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which each such Tax Return was required to be filed (taking into account all applicable extensions and waivers) has expired and all deficiencies asserted or assessments made as a result of any such examination have been paid in full.  All Taxes shown to be due and owing by the Sellers or their Affiliates with respect to, the Business or the Purchased Assets have been paid.  Neither Sellers nor their Affiliates with respect to the Business or the Purchased Assets are currently the beneficiary of any extension of time within which to file any Tax Return.  Neither Sellers nor any of their Affiliates has received written notice that any claim is outstanding by a Governmental Authority in a jurisdiction where Sellers or their Affiliates have never filed Tax Returns that the Sellers or their Affiliates are or may be subject to taxation by that jurisdiction with respect to the Business.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Purchased Assets or the Business.

(b) Sellers have withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(c) No Tax audits or administrative or judicial Tax proceedings are proposed or threatened, in writing, or are pending or being conducted with respect to the Sellers or their Affiliates related to the Purchased Assets or the Business.  Neither Sellers nor any of their Affiliates have received within the last three (3) years from any Governmental Authority any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by such Governmental Authority against such Seller or its Affiliates related to the Purchased Assets or the Business.

(d) Neither Sellers nor any of their Affiliates has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect related to the Purchased Assets or the Business.

(e) Neither Sellers nor any of their Affiliates will have any liability under any Tax Sharing Arrangement or Tax indemnity arrangement on or after the Closing Date related to the Purchased Assets or the Business.

(f) Neither Sellers nor any of their Affiliates has participated or engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (and all predecessor regulations) or similar provision of Law.

4.15 Employee Benefit Plans.

(a) Schedule 4.15(a) contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees, former employees of Sellers or their Affiliates with respect to the Business, or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by a Seller or its Affiliates, or under which Sellers or their Affiliates have any material liability for premiums or benefits (as listed, each, a “Benefit Plan”).  Sellers have made available to Buyer a current copy of each Benefit Plan.

(b) Except as set forth in Schedule 4.15(b), to Sellers’ Knowledge, each Benefit Plan and related trust complies with all applicable Laws (including ERISA and the Code) in all material respects.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.  With respect to any Benefit Plan, to Sellers’ Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject Seller to a Tax under Section 4971 of the Code or the Purchased Assets to a lien under Section 430(k) of the Code.

4.16 Employee Relationships.

(a) Except as set forth in Schedule 4.16, no Employee is a party to any employment or other agreement that entitles him or her to compensation or other consideration (i) as a result of the consummation of the transactions contemplated by this Agreement or (ii) in consideration for such Employee’s continuation of employment with a Seller or its Affiliate for a specified period of time.

(b) No labor organization (whether certified or not) represents or purports to represent any Employees for purposes of collective bargaining.  The Sellers have no Knowledge of any person or entity currently seeking, or having sought during the last five (5) years, the support of any of the Employees to designate a collective bargaining representative for any group of Employees.  There is no current or threatened labor strike, dispute, slow-down or work stoppage against or involving the Sellers or any Employees.

(c) To the Seller’s Knowledge, the Seller (i) is and has been in compliance with all applicable Laws that relate to employment, equal employment opportunity (including Laws prohibiting employment discrimination, harassment or retaliation), wages, hours, leaves, workers’ compensation, disability, occupational safety and health, immigration, collective bargaining, other employment terms and conditions and plant closings and layoffs (including the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”) and similar state and local Laws), and (ii) is not and has not been liable for any arrears of wages, other compensation or any Taxes or penalties for failure to comply with any of the foregoing.

(d) To the Seller’s Knowledge, there is no material misrepresentation contained in any documentation provided by any employee of the Seller in connection with any immigration filings made with the U.S. Citizenship and Immigration Services or the U.S. Department of Labor.  To the Seller’s Knowledge, the Seller and its Affiliates have complied in all material respects with all regulations as they relate to form I-9 obligations.  The Seller and its Affiliates have complied with immigration and the labor Laws related to their employees and independent contractors performing services for the Seller or any of its Affiliates outside of the United States.

(e) To the Sellers’ Knowledge, all individuals characterized and treated by the Sellers as consultants or contractors are properly treated as independent contractors under all applicable Laws pertaining to labor and employment and related to the ownership and operation of the Purchased Assets or the Business.

(f) All wages, severance, commissions, incentive pay and bonuses earned and payable to Employees for services performed on or prior to the Effective Date have been paid in full or will be paid as soon as reasonably practicable hereafter.

4.17 Events Subsequent to December 31, 2017.  Except as set forth on Schedule 4.17, and except for the transactions contemplated by and related to this Agreement, since December 31, 2017, the Sellers have conducted the Business in the ordinary course and in conformity with past practice and there has been:

(a) no event, occurrence or development that has had a material adverse effect on a Seller;

(b) no material damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any material assets or the business, operations or financial condition of a Seller, taken as a whole;

(c) no incurrence, assumption or guarantee of any Indebtedness for borrowed money except (A) unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice, or (B) any Indebtedness to be retained by Sellers as an Excluded Liability; and

(d) no action taken (or omitted) or event or circumstance that if taken (or omitted) or occurring after the date hereof would violate Section 6.1 in any material respect.

4.18 Brokerage.  Except as described on Schedule 4.18, neither the Sellers nor any Person on its behalf has incurred, or made commitments for, any brokerage, finders’ or similar fee in connection with the transaction contemplated by this Agreement.

4.19 Insurance.    Schedule 4.19 sets forth a list of all policies of insurance maintained, owned or held by or for the benefit of a Seller or the Business on the date hereof.  Sellers have complied with each such insurance policy and has not failed to give any notice or present any claim thereunder in a due and timely manner.  Sellers shall keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date.

4.20 Permits.

(a) To the Sellers’ Knowledge, the Sellers own, hold or possess all material Permits from a Governmental Authority that are necessary to entitle the Sellers to operate and conduct the Business substantially as currently conducted.  Schedule 4.20(a) sets forth a list of all of the Permits.  Complete and correct copies of all of the Permits have been made available to the Buyer by the Sellers.

(b) To the Sellers’ Knowledge, Sellers have fulfilled and performed their respective obligations under each of the Permits, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Permit or that permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit, or which might adversely affect the rights of a Seller under any such Permit.  Except as set forth in Schedule 4.20(b), no written notice of cancellation, of default or of any dispute concerning any Permit, or of any event, condition or state of facts described in the preceding clause, has been received since January 1, 2017 by, or is known to, the Sellers.  To the Sellers’ Knowledge, each of the Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Closing.

4.21 All Necessary Assets.  Except for the Excluded Assets, the Purchased Assets constitute all of the assets which are used in, and all of the assets which are necessary for, the conduct of the Business as presently conducted.

Article V REPRESENTATIONS OF THE BUYER

Buyer represents and warrants to Seller as follows:

5.1 Organization and Qualification.  The Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware. The Buyer has the power to own its properties and to carry on its business as now being conducted.  The Buyer is duly qualified to transact business as a foreign entity and is in good standing in each jurisdiction (other than the jurisdiction in which it is organized) in which it carries on its business or owns, leases or subleases property.

5.2 Due Authorization; No Conflicts; Consents.

(a) Enforceability; Authority.  This Agreement has been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors generally and by general principles of equity (whether in a proceeding at law or in equity).  Each Transaction Document executed by the Buyer as of the date hereof has been, and each Transaction Document to be executed by the Buyer will be upon execution and delivery, duly executed and delivered by the Buyer, and assuming the due authorization, execution and delivery of each such Transaction Document by the other party or parties thereto, each such Transaction Document is, or upon execution and delivery by the Buyer will be, the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors generally and by general principles of equity (whether in a proceeding at law or in equity).  The Buyer has the power and authority to execute and deliver this Agreement and the applicable Transaction Documents and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the applicable Transaction Documents by the Buyer, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Buyer.

(b) No Conflict.    The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in a violation or breach of any provision of the articles of organization or operating agreement of the Buyer; (ii) result in a violation or breach of any provision of any Law or Order applicable to the Buyer; or (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which the Buyer is a party, except in the cases of clauses (ii) and (iii), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

(c) Consents.  No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such as may be required under the HSR Act and such other consents, approvals, Permits,  Orders, declarations, filings or notices which would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby and thereby.

5.3 Brokerage. The Buyer has not incurred, or made commitments for, any brokerage, finders’ or similar fee or commission in connection with this Agreement.

5.4 Financial Ability.    The Buyer has, and will have on the Closing Date, sufficient cash on hand from the Buyer’s or its Affiliates’ immediately available internal funds or available under a currently established committed credit facility or unutilized lines of credit with financial institutions to pay the Closing Amount.

5.5 No Litigation.    There are no lawsuits, claims, actions, proceedings or investigations pending or, to the Buyer’s Knowledge, threatened against the Buyer, or its respective properties or businesses, that could reasonably be expected to restrict the ability of the Buyer to consummate the transactions contemplated hereby and otherwise perform hereunder.

Article VI COVENANTS OF THE SELLER
6.1 Conduct of Business Prior to Closing.

(a) From the date hereof until the Closing, except as set forth on Schedule 6.1(a), otherwise provided in this Agreement or consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), each Seller shall (a) conduct its Business in the Ordinary Course of Business; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business.  Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(i) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;
(ii) pay the debts, Taxes and other obligations of the Business when due;
(iii) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(iv) continue in full force and effect without modification all insurance policies, except as required by applicable Law;
(v) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;
(vi) perform all of its obligations under all Material Contracts;
(vii) maintain the Records in accordance with past practice; and
(viii) comply in all material respects with all Laws and Orders applicable to the conduct of the Business or the ownership and use of the Purchased Assets.

(b) Except (i) as set forth in Schedule 6.1(b), (ii) as expressly provided in this Agreement, or (iii) as otherwise consented to in writing in advance by Buyer (which consent shall not be unreasonably withheld or delayed), from the Effective Date until the Closing, the Sellers shall not, with respect to the Purchased Assets:

(i) acquire, whether by merger or consolidation, by purchasing an equity interest or assets, or license or lease, any assets, properties, rights or 23 businesses from any Person which assets, properties, rights or businesses would be included in the Purchased Assets, other than acquisitions of inventory, parts, services, supplies, equipment and immaterial assets in the ordinary course of business consistent with past practice or as required under any Assumed Contracts;

(ii) (A) sell, assign, lease, transfer, license, or otherwise dispose of or relocate any Purchased Assets, except pursuant to the terms of any Assumed Contract or in the Ordinary Course of Business consistent with past practice, or (B) mortgage, pledge or encumber any Purchased Assets, or create or suffer to exist any Lien (other than a Permitted Lien) thereupon;

(iii) terminate, amend or modify any Material Contract that is an Assumed Contract other than in the Ordinary Course of Business consistent with past practice;

(iv) except in the Ordinary Course of Business consistent with past practice, entering into any agreement or arrangement that limits or otherwise restricts in any material respect the conduct of the Business that could, after the Closing Date, limit or restrict in any material respect Buyer or any of its respective Affiliates, from engaging or competing in any line of business, in any location or with any Person.

(v) Except as set forth on Schedule 6.12,  commencing any new capital projects or making any additional commitments for capital expenditures relating to the Business in excess of $1,000,000 in the aggregate costs unless Sellers remain solely liable for any such costs and expenditures not fully paid by Closing.

(vi) Institute or cause any increase in salaries or compensation for the Employees, other than annual merit increase in the Ordinary Course of Business consistent with past practices, or increase, enhance or accelerate any rights or benefits under or enter into, amend, terminate or adopt any Benefit Plan for the Employees, other than as required by any such Benefit Plan or as required by applicable Laws;

(vii) Hire any new employees, agents or consultants, except in the Ordinary Course of Business or to replace existing employees, agents or consultants at similar compensation levels;

(viii) cease to operate any of the Ethanol Plants prior to Closing or materially reduce production at any of the Ethanol Plants prior to Closing, except to the extent that such actions are conducted in the ordinary course of business consistent with Sellers’ past practices or as otherwise required by Law or resulting from a Casualty; or

(ix) agree or commit to do any of the foregoing.
6.2 No Control of Other Party’s Business. Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the operations of the Business 24 prior to the Effective Time.  Prior to the Effective Time, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business and its assets and operations.

6.3 Access to Information.  From the date hereof until the Closing, upon reasonable notice and during normal business hours, the Seller shall afford the officers, employees, accountants, counsel, financial advisors and other representatives of the Buyer’s reasonable access to, and permit them to make such reasonable inspections as they may reasonably require of, such of its properties (including the right to conduct a Phase I Environmental Site Assessment), Contracts, books and records (including Tax records, Tax Returns and accounting records), officers, employees, customers and vendors as the Buyer may reasonably request, and the Sellers shall furnish and cause the Seller Group, as applicable, to furnish, promptly to the Buyer all information concerning the Business as the Buyer may reasonably request, including copies of all permit applications for the Purchased Assets which may have been compiled and submitted by members of the Seller Group and information concerning the properties of the Business.  The Seller shall only be required to provide such access and furnish such information to the extent that it would not violate applicable Laws.  The Buyer will treat any such information in accordance with the provisions of the Confidentiality Agreement.  With respect to the Spares, Buyer shall have the right prior to Closing, along with the Seller to inspect and verify the inventory of Spares to confirm it is accurate in all material respects.

6.4 Conditions and Closing.  The Sellers shall take all commercially reasonable actions necessary to cause the conditions set forth in Sections 9.1 and 9.2 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof.  Subject to the satisfaction of all other conditions of the Closing, the Sellers shall execute and deliver (or cause to be executed and delivered) all agreements and documents relating to the Sellers as set forth in Section 9.2.  The Sellers shall use its reasonable, good faith efforts to not take any action, or enter into any transaction, that would cause any of the Sellers’ representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

6.5 Approvals and Consents of Third Parties.  The Sellers have indicated (i) on Schedule 4.3(b) Part 1,  the consents that will be required to be obtained by the Sellers from any Third Party (other than a Governmental Authority) prior to the Closing, (ii) on Schedule 4.3(b) Part 2,  the consents that Seller will use reasonable, good faith efforts to obtain from any Third Party (other than a Governmental Authority) prior to the Closing, (each, as so indicated, a “Required Consent”).  Consistent with Section 1.5, the Sellers shall use its reasonable, good faith efforts to obtain all Required Consents, in form and substance reasonably satisfactory to the Buyer, prior to the Closing and will cooperate with the Buyer to obtain any approvals and consents required to be obtained by the Buyer.  Notwithstanding the foregoing, the Sellers shall not make any agreement or understanding affecting the Purchased Assets as a condition for obtaining any Required Consent except with the prior written consent of the Buyer.

6.6 Notification of Changes.  Sellers will promptly advise the Buyer in writing of (i) any event occurring or not occurring subsequent to the date of this Agreement but before the Closing Date that is reasonably likely to (a) render any representation or warranty of the Seller contained in Article IV untrue or inaccurate in any material respect or (b) cause any covenant, condition or agreement of the Seller contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any Litigation that is threatened, brought, asserted or commenced against the Seller that would have been listed in Schedule 4.11 if such Litigation had arisen prior to the date hereof, (iii) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement; and (iv) any material default under any Material Contract or event that, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which the Seller has Knowledge.

6.7 Supplement to Disclosure Schedules.  Until the seventh (7th) Business Day prior to the Closing, Sellers shall have the right (but not the obligation) to supplement or amend the disclosure schedules relating to Article IV hereto solely with respect to any matter hereafter arising (each a “Schedule Supplement”).  Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 9.2(a) have been satisfied; provided,  however, that if Buyer has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 10.2 with respect to such supplement or amendment set forth in the Schedule Supplement.

6.8 Governmental Approvals.

(a) During the period prior to the Closing Date, the Sellers shall use its reasonable, good faith efforts and cooperate with the Buyer in attempting to obtain any consents and approvals of Governmental Authorities required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions in Article IX;  provided, that the Sellers shall not make any agreement or understanding affecting the Purchased Assets as a condition for obtaining any such consents or approvals except with the prior written consent of the Buyer.

(b) Unless otherwise agreed with the Buyer, as promptly as practicable after the date hereof and in no event more than ten (10) days after the date hereof, the Sellers shall file with the FTC and the Antitrust Division the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby.  The Sellers warrant that all such filings by it will be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act.  The Sellers agree to make available to the Buyer such information as the Buyer may reasonably request relative to the business, assets and property of the Sellers as may be required by the Buyer to file any additional information requested by the FTC or the Antitrust Division under the HSR Act with respect to the notification filed by the Buyer in connection with the transactions contemplated hereby.  The Sellers agree to provide to the Buyer copies of all correspondence between it (or its advisors) and any such agency relating to this Agreement or any of the matters described in this Section 6.8(b);  provided that such correspondence does not contain or reveal confidential information of the Sellers.  The Sellers agree that, except as the Buyer may otherwise agree, all telephonic calls and meetings with such agencies regarding the transactions contemplated hereby or any of the matters described in this

Section 6.8 shall include representatives of the Buyer, provided that Sellers may participate in a non-material, non-substantive communication initiated by a Governmental Authority and promptly notify Buyer of such communication.

6.9 Release of Liens.  The Sellers shall on or prior to the Closing Date deliver to the Buyer such documents as are necessary to terminate and release all Liens on the Purchased Assets except for Permitted Liens, which documents shall be in form and substance acceptable to the Buyer and shall include without limitation, all documents necessary to terminate of record any such Liens.

6.10 Carve-Out Tracts.  Schedule 6.10 sets forth a list of land, tanks and other improvements that Sellers’ previously transferred or conveyed to one or more of Sellers’ Affiliates (other than a Seller hereunder) and are used in connection with or necessary for the operation of the Business (the “Carve-Out Tracts”).  Prior to Closing, Sellers agree, at their sole cost and expense, to re-acquire good and marketable title to the Carve-Out Tracts free and clear of all Liens except for the Permitted Liens for use in the operation of the Business, and such Carve-Out Tracts shall be included in the Purchased Assets to be sold to Buyer hereunder.

6.11 [Intentionally Deleted]

6.12 RFS Third Party Engineering Audit.  Sellers agree to work with Buyer to complete the EPA requirement for a third party engineering audit due January 30, 2019 and covering the last three years of Sellers’ RIN generation and plant operating data.  In addition, Seller agrees to certify to the data covering Sellers’ operations and RIN generation prior to Closing.

6.13 Corn Ground Pile.  Within 30 days following the Effective Date of this Agreement, Green Bluffton shall at its sole cost and expense remove and dispose (off-site) of the corn ground pile located at the Bluffton Plant (the “Corn Pile”) and thereafter clean (to a condition that existed before the placement of the Corn Pile) the Corn Pile site.  Green Bluffton agrees to cause the removal, disposal and remediation of the Corn Pile to be conducted in a good and workmanlike manner in compliance with applicable Laws and Orders and generally accepted industry standards. Green Bluffton shall allow Buyer or its designated consultant, contractor or subcontractor to be present to observe the removal hereunder.  Green Bluffton shall assume, retain and be responsible for and pay and discharge any and all Liabilities arising from the removal and disposal of the Corn Pile.

6.14 Rail Cars.

(a) Sellers agree to transfer or cause their respective Affiliates to transfer to Buyer up to the number and types of railcars listed in Schedule 6.14(a).  These railcars are leased by Sellers and/or their Affiliates pursuant to various railcar leases and agreements with respect thereto (“Rail Car Agreements”).  Sellers have provided to Buyer copies of the applicable Rail Car Agreements, along with the lease rates and other fees that the counterparty of each Rail Car Agreement is currently charging Sellers or their applicable Affiliates for the railcars that are the subject of the Rail Car Agreements (the “Lease Rates”).

(b) Beginning promptly after Closing, Sellers will coordinate with Buyer to schedule railcars from Sellers’ or their Affiliates’ fleet into the Ethanol Plants as needed in the 27 ordinary course of business, and as such cars come into the Ethanol Plants they will be identified by Buyer as railcars to be assigned or subleased to Buyer (“Qualifying Rail Cars”), until such time as all Qualifying Rail Cars have been identified.  Only railcars that are in serviceable condition when they arrive at the Ethanol Plants will be used as Qualifying Rail Cars.  Sellers and Buyer shall negotiate terms of an inspection program for the Qualifying Rail  Cars such that a baseline condition for each car is documented and Buyer is not liable for any damage or mechanical failure conditions that existed prior to Closing.    As Qualifying Rail Cars are identified, Sellers or their appropriate Affiliates and Buyer shall deliver to the counterparty of each Rail Car Agreement covering such Qualifying Rail Cars a letter: (i) requesting the assignment of the Rail Car Agreement covering such Qualifying Rail Cars from Sellers or their respective Affiliate to Buyer, or (ii) requesting the release of such Qualifying Rail Cars under the applicable Rail Car Agreement, and the further lease by such counterparty to Buyer of such Qualifying Rail Cars.  Once a Qualifying Rail Car becomes fully assigned to the Buyer, it will become a “Buyer Rail Car”. Should the counterparty of any Rail Car Agreement refuse to consent to the assignment of Qualifying Railcars to Buyer, Sellers will use reasonable efforts to provide substitute Qualifying Rail Cars.  In no event shall Buyer or Sellers be obligated to include Rail Cars for which the counterparty to the Rail Car Agreement seeks to modify the original terms so as to negatively impact either party.

(c) To account for any difference between fair market rates and Lease Rates Sellers and Buyer agree to true-up (as part of the Net Working Capital adjustment in Section 2.3) the difference between (i) sum of the present values of the product of the monthly Lease Rate multiplied by the number of railcars that are Qualifying Rail Cars for each month remaining on the term of the Rail Car Agreement covering such Qualifying Rail Cars (the “Lease Charge”); and (ii) the sum of present values of the product of the applicable fair market rate listed on Schedule 6.14(c) for similarly situated railcars (the “Market Rates”) multiplied by the number of railcars that are Qualifying Rail Cars for each month remaining on the term of the Rail Car Agreement covering such Qualifying Rail Cars (the “Market Charge”).  If the Lease Charge is less than the Market Charge, Buyer shall pay to Seller the amount of the difference between the Lease Charge and the Market Charge as part of the Working Capital adjustment in Section 2.3(d) hereof.  If the Lease Charge is greater than the Market Charge, Seller shall pay to Buyer the amount of the difference between the Lease Charge and the Market Charge as part of the Working Capital adjustment in Section 2.3(d) hereof.  The annual discount rate to be used in determining the present value factor for the Market Charge and Lease Charge shall be equal to seven percent (7%).  The discount period for each monthly calculation will be from the middle of each month to the Closing Date.

(d) As it relates to hopper railcars, Sellers acknowledge that damages have occurred prior to Closing, and such damages must be repaired upon termination of the Rail Car Agreements applicable to such hopper railcars.  The estimated repair cost (on a per car basis) for each of the hopper railcars that are to become Buyer Rail Cars is set forth on Schedule 6.14(d) (the “Estimated Damage Amount”).  To the extent that a hopper railcar becomes a Buyer Rail Car, Seller shall pay to Buyer as part of the Net Working Capital adjustment the Estimated Damage Amount related to that damaged hopper railcar.  Sellers and Buyer shall also apply an annual discount rate equal to seven percent (7%) to be used in determining the present value factor for the Estimated Damage Amount, with such present value period for the Estimated Damage Amount transpiring from the expiration date of the applicable Rail Car Agreement to the Closing Date.

(e) Until such time as the parties complete the paperwork and secure the necessary counterparty consents to complete the assignment of the Qualifying Rail Cars to the Buyer, Sellers shall, or shall cause their Affiliates to, allow Buyer to use the Qualifying Rail Cars on a temporary subleased basis (the “Loaned Cars”) such that, at any time, the total number and types of Buyer Rail Cars and Loaned Cars equals the number and types identified as Qualifying Rail Cars.  Buyer shall reimburse Sellers for all lease payments and other associated costs, payments or fees (including repair and maintenance costs) arising under the applicable Rail Car Agreements with respect to the use by Buyer of the related Loaned Cars.  Buyer may elect to discontinue the use of any Loaned Car by written notice to Sellers, in which case, upon return of such Loaned Car to Sellers, Buyer shall no longer be responsible for any payments, costs or fees related thereto, and Sellers shall not be responsible for providing a replacement Loaned Car.  Buyer acknowledges and agrees that Sellers may substitute other equivalent railcars for Loaned Cars, so long as the substituted railcars meet the criteria to be Qualifying Rail Cars.  The parties hereto agree to (or to cause their applicable Affiliates to) work together in a commercially reasonable manner to manage the transition of the Loaned Cars hereunder. Buyer and Sellers shall negotiate in good faith a sublease agreement that would further define terms of the Loaned Cars. Such sublease agreement may also account for the temporary use by Buyer of additional railcars that are not Qualifying Rail Cars.

(f) Notwithstanding anything contained herein to the contrary, Sellers’ sole obligations under this Agreement with respect to Required Consents necessary for the assignment to Buyer of the Qualifying Rail Cars shall be the delivery by Sellers to the counterparties thereto of the letters described in Section 6.14(c) above and Sellers’ joinder in the execution of any documentation reasonably and customarily required by the counterparties to effectuate or otherwise document such assignments.  Without limiting the foregoing, Buyer acknowledges that Sellers shall not be required to provide any guarantees or other credit enhancement that may be necessary in order for Buyer to secure the necessary consent for the assignment of the Rail Car Agreements or for Buyer to secure its own railcar leases.  Buyer and Seller shall cooperatively endeavor to complete the assignment of all Qualifying Rail Cars (including any substitutes therefor made in accordance with the provisions of Section 6.14(b) as promptly as reasonably possible after Closing, but in all events within three (3) months after Closing.  Sellers shall not be obligated to provide any Loaned Cars more than six (6) months following Closing, unless and only to the extent that Buyers’ failure to complete the assignment of all Qualifying Railcars (and substitutes therefor, as applicable) is the result of Sellers’ failure to comply with its obligations under this Section 6.14.

(g) Buyer shall indemnify, defend and hold harmless the Seller Indemnitees against any and all Losses arising from the use or misuse after the Closing by Buyer or its Affiliates of the Loaned Cars pursuant to this Section 6.14.

Article VII COVENANTS OF THE BUYER

The Buyer covenants and agrees with the Seller as follows:

7.1 Conditions and Closing.  The Buyer shall take all commercially reasonable actions necessary to cause the conditions set forth in Section 9.1 and Section 9.3 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof.  Subject to the satisfaction of all other conditions at the Closing, the Buyer shall execute and deliver all agreements and documents relating to the Buyer as set forth in Section 9.3.  The Buyer shall use its commercially reasonable efforts to not take any action, or enter into any transaction, that would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

7.2 Notification of Changes.  The Buyer will promptly advise the Sellers in writing of (i) any event occurring or not occurring subsequent to the date of this Agreement but before the Closing Date that is reasonably likely to (a) render any representation or warranty of the Buyer contained in Article V of this Agreement untrue or inaccurate in any material respect or (b) cause any covenant, condition or agreement of the Buyer contained in this Agreement not to be complied with or satisfied in all material respects and (ii) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement.

7.3 [Intentionally Deleted].
7.4 Governmental Approvals.

(a) During the period prior to the Closing Date, the Buyer shall use its commercially reasonable efforts and cooperate with the Sellers in attempting to obtain any consents and approvals of Governmental Authorities required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions in Article IX.

(b) Unless otherwise agreed with the Sellers, as promptly as practicable after the date hereof and in no event more than ten (10) Business Days after the date hereof, the Buyer or its ultimate parent shall file with the FTC and the Antitrust Division a pre-merger notification and report form together with any other information required to be filed under the HSR Act therewith, with respect to the transactions contemplated hereby, which filings shall include a request for early termination of the applicable waiting period under the HSR Act.  The Buyer warrants that all such filings will be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act.  The Buyer agrees to make available to the Sellers such information as the Sellers may reasonably request relative to the business, assets and property of the Buyer (excluding information and communications which are subject to preexisting confidentiality agreements or the attorney-client privilege or work product doctrine) as may be required by the Sellers to file any additional information requested by the FTC or the Antitrust Division under the HSR Act with respect to the notification filed by the Sellers in connection with the transactions contemplated hereby.  The Buyer agrees to provide to the Sellers copies of all correspondence between it (or its advisors) and any such agency relating to this Agreement or any of the matters described in this Section 7.4(b);  provided that such correspondence does not contain or reveal confidential information of the Buyer.  The Buyer agrees that, except as the Sellers may otherwise agree, all telephonic calls and meetings with such agencies regarding the transactions contemplated hereby or any of the matters described in this Section 7.4 shall include representatives of the Sellers, provided that Buyer may participate in a non-material, non-substantive communication initiated by a Governmental Authority and promptly notify the other party of such communication.

(c) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be required to place any restrictions on Buyer’s or Buyer’s Affiliates pre-existing or future business or assets, and neither Buyer nor any of its Affiliates will be required to dispose of any of their respective assets as a condition to the granting of any Order or authorization of Consent necessary for authorizing the consummation of the transactions contemplated by this Agreement or the Transaction Documents, or as may be required to avoid, lift, vacate or reverse any legislative, administrative or judicial action.

7.5 Confidentiality.  The Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the Buyer pursuant to this Agreement.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 7.5 shall nonetheless continue in full force and effect.

Article VIII COVENANTS AND AGREEMENTS OF SELLERS AND BUYER
8.1 Employee Matters. Buyer and Sellers agree to the provisions set forth in Exhibit C attached hereto related to employment matters.

8.2 Release and Replacement of Bonds, Guaranties, etc.  Promptly following the Closing, the Buyer shall deliver, to the applicable beneficiary or counterparty, replacement or substitute guaranties, letters of credit, bonds, security deposits, and other surety obligations and evidence of financial capacity, in each case acceptable to the relevant beneficiary or counterparty in replacement of those credit support arrangements set forth in Schedule 8.2 (the “Credit Support Arrangements”).  The Buyer shall use commercially reasonable efforts to cause the Sellers and their Affiliates to be released, as of the Closing, from all obligations relating to the Credit Support Arrangements and any Liabilities related thereto, in form and substance reasonably acceptable to the Sellers. Buyer shall indemnify, defend and hold harmless Sellers in accordance with and subject to the limitations in Article 10 from any and all Losses relating to, resulting from, or arising out of, any Credit Support Arrangement to the extent any such Losses directly relate to, result from, or arise out of the use of the Purchased Assets or the operation of Business on or after the Closing Date.

8.3 Title Matters.

(a) Title Commitment and Survey.  Sellers shall (i) cause the Title Company to issue, within fifteen (15) days after the date of this Agreement, commitments (the “Title Commitments”) for one or more Title Policies to be issued by the Title Company with respect to each parcel of Real Estate together with copies of all instruments identified therein as creating exceptions or title defects (the “Exceptions”) and (ii) have prior the Effective Date delivered to Buyer copies of all existing surveys, plats and site plans of the Real Estate in Seller’s possession (the “Existing Surveys”).  Buyer shall have the right to within thirty (30) days following the Effective Date, at its sole cost and expense, to cause the Existing Surveys to be updated or obtain a new survey or surveys of the Real Estate (the “Updated Survey” and together with the Existing Surveys, the “Survey”).

(b) Title Review.  Buyer shall have the right to make objections (“Title Objections”) to any Exception or any reservation, easement, covenant, exception, limitation, restriction or other defect shown on the Updated Survey or reflected in the Title Commitment, such Title Objections to be made in writing and delivered to Sellers, the Title Company and Surveyor within ten (10) days following the latter of Buyer’s receipt of the Title Commitments, the documents reflecting Exceptions, or the Updated Survey.  Sellers shall have the right, but not the obligation, to cure (or cause to be cured, including by way of express title insurance or its equivalent) any Exceptions constituting Title Objections, such cure to be effected not later than 5 Business Days prior to the Closing Date (the “Cure Period”); provided, however, that in the event a mortgage, deed of trust or other similar monetary lien secured by the Real Estate and placed on the Real Estate by or at the request of a Seller or an Affiliate of a Seller (collectively a “Mortgage Lien”) affects all or any portion of the Sellers’ interest in the Real Estate, on or before Closing, Sellers shall cause all such Mortgage Liens to be satisfied in a manner which is sufficient to cause them to no longer affect title to the Real Estate, and the Real Estate shall be conveyed free and clear of all such Mortgage Liens, and such Mortgage Liens shall in no event constitute, or be deemed to constitute, a Permitted Lien.  If Sellers elect not to, fail, or are unable for any other reason to cure any Exceptions constituting Title Objections during the Cure Period, Buyer shall have the right, within five (5) days following the expiration of the Cure Period and as Buyer’s sole and exclusive remedy in such event, to either (i) waive in writing its Title Objections with respect to such Exceptions, or (ii) terminate this Agreement by written notice to Sellers, it being understood that the scheduled Closing Date shall be extended by five (5) days (or the lesser number of days until Buyer waives the Title Objections, if applicable) to accommodate Buyer’s election.  If Buyer fails to terminate this Agreement in accordance with clause (ii) of the immediately preceding sentence within the required time period or otherwise consummates the Closing, then Buyer shall be deemed to have waived all Title Objections which have not, as of such time, been cured, and all Exceptions forming the basis for such uncured Title Objections shall become Permitted Liens.

(c) Each Title Policy shall insure good and marketable fee simple title to the Real Property for an amount determined by Buyer in its reasonable discretion (subject to any limitations imposed on the Title Company by applicable Law and underwriting requirements) but subject to Permitted Liens, the Exceptions and the standard printed exceptions in the promulgated Title Policy form.  Provided that Sellers and their Affiliates will not thereby incur any Liabilities that are not otherwise expressly set forth in the other provisions of this Agreement, Sellers agree to reasonably cooperate with Buyer in executing any documents reasonably requested by the Title Company which may be necessary to issue the Title Policies, including providing any factually true affidavit reasonably requested by the Title Company or Buyer to evidence the payment or satisfaction of any Liens, to evidence the payment of any Taxes affecting the Real Property, or to evidence the satisfaction of any other matter which Buyer may be required to establish in order to obtain the Title Policy or any endorsement thereto.  The cost and expense of procuring and issuing the Title Commitments and the Title Policy shall be borne 50% by Buyer and 50% by Sellers.

8.4 Tax Matters.

(a) Sales and Use Taxes.  Sellers and Buyer agree that all state and local sales and use Taxes relating to the sale and conveyance of the Purchased Assets shall be the Liability of Buyer, and shall be borne by Buyer as follows:

(i) At Closing, Sellers shall not collect from Buyer any state and local sales and use Taxes.  Rather, Buyer shall remit such Taxes directly to the appropriate Governmental Authorities when such Taxes are due and owing and Buyer shall provide proof of payment to Sellers.

(ii) Promptly following Closing, Buyer shall provide each Seller with an appropriate exemption certificate to establish the right to any exemption from state and local sales and use Taxes and for any exemptions from any other applicable state Tax.  Buyer shall thereafter provide each Seller with any additional exemption certificates and other documentation as may be required by the Governmental Authorities for such purpose.  Sellers shall reasonably cooperate with Buyer, including providing Buyer with reasonable access to Sellers’ books, records and such other data as Buyer may reasonably request in order to support all applicable sales Tax exemptions, subject to the Confidentiality Agreement.

(iii) If any exemption claimed by Buyer is subsequently denied by any Governmental Authority, and as a result a Seller is assessed additional Taxes, then Buyer shall remit such Taxes directly to the appropriate Governmental Authorities, or, in the event such Taxes are remitted by Sellers, Buyer shall reimburse Sellers, or their assignees, for such assessed Taxes, including interest and penalty.

(b) Property Taxes.    All real property, personal property, ad valorem and other similar Taxes assessed on any of the Purchased Assets (“Property Taxes”) in the Tax Period in which the Closing Date occurs shall be prorated between Buyer and Sellers based on the number of days of such Tax Period before the Closing Date (the “Pre-Closing Tax Period”) and the number of days in such Tax Period on and after the Closing Date (the “Post-Closing Tax Period”).  Sellers shall be liable for the proportionate amount of such prorated Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such prorated Taxes that is attributable to the Post-Closing Tax Period.  At Closing, the Purchase Price shall be (i) increased by the amount, if any, of any such Taxes prepaid by Sellers with respect to a Post-Closing Tax Period, or (ii) decreased by the amount, if any, of any such Taxes relating to a Pre-Closing Tax Period which Buyer will be obligated to pay after Closing.  If the Closing Date shall occur before the tax rate or assessment is fixed for such Tax year, the apportionment of such Taxes and payments at the Closing shall be based upon the most recently ascertainable tax bills, with an adjustment being made between Sellers and Buyer when such Taxes and the assessed valuation for the Tax year in which the Closing occurs are known.  Buyers shall file all required reports and returns incidental to such Taxes that become due and payable after Closing and shall pay such Taxes on or before the due date therefor.  To the extent that the amount of any such Taxes paid by Buyers with respect to any Pre-Closing Tax Period exceeds the Purchase Price adjustment therefor, Sellers shall reimburse Buyers for the difference within thirty (30) days of Seller’s receipt of Buyers’ invoice therefor, accompanied by reasonable supporting documentation (including copies of relevant Tax bills). Sellers and Buyer shall reasonably cooperate with each other with respect to any property Tax assessment or valuation (or protest in connection therewith) by any Governmental Authority with respect to the Tax periods in which the Closing Date occurs.  If either party hereto receives a refund of any property Taxes for which the other is liable or responsible under this Agreement, the party receiving such refund, whether received in cash, or as a credit against another state and/or local Tax, shall, within thirty (30) days after the receipt of such refund, remit it to the party who is liable.

(c) Tax Returns.  Except as provided otherwise in this Agreement:  (i) for any Pre-Closing Tax Period or to the portion of a Straddle Period that ends on the day before the Closing Date, each Seller shall be responsible for timely filing of all Tax Returns required by applicable Law to be filed, and payment of all Taxes due, levied or imposed, in connection with the Purchased Assets, the Business, or Employees and independent contractors engaged in operating or maintaining the Purchased Assets or marketing products produced at Ethanol Plants; (ii) for any Post-Closing Tax Period or to the portion of a Straddle Period that arises on or after the Closing Date, Buyer shall be responsible for the timely filing of all Tax Returns required by applicable Law to be filed, and payment of all such Taxes levied or imposed, in connection with the Purchased Assets, the Business, or employees and independent contractors engaged in operating or maintaining the Purchased Assets or  marketing products produced at Ethanol Plants; and (iii) control of any legal or administrative proceedings concerning any such Taxes with respect to the Purchased Assets shall rest with the party responsible for payment therefor under this Section 8.4(c).

(d) Refund and Tax Benefits.

(i) Any Tax refunds related to the Purchased Assets or Assumed Liabilities that are received by Buyer, and any amount credited against Taxes to which Buyer become entitled, that relate to Pre-Closing Tax Period or to the portion of a Straddle Period that ends on the day before the Closing Date shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

(ii) Any Tax refunds related to the Purchased Assets or Assumed Liabilities that are received by Seller, and any amount credited against Taxes to which Sellers become entitled, that relate to any Post-Closing Tax Period or to the portion of a Straddle Period that arises on or after the Closing Date shall be for the account of Buyer, and Sellers shall pay over to Buyer any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

(e) Cooperation.  With respect to any Taxes related to the Purchased Assets, Buyer and Sellers agree (i) to furnish or cause to be furnished to each other, upon request, as promptly as applicable, such information and assistance as is reasonably necessary for the computation of any such Taxes or the filing of any applicable Tax Return, the making of any election, or the preparation for or conduct of any audit, examination, or other proceeding by any Governmental Authority, (ii) to furnish each other with copies of any notices from any Governmental Authority that might affect the liability of the other party for Taxes, (iii) to cooperate with each other in the conduct of any audit, examination, or other proceeding, and (iv) that no compromise or settlement of any item from a Tax audit or proceeding which potentially affects the other party shall be agreed upon without prior written consent of the other party, such consent not to be unreasonably withheld.

(f) Tax Treatment. Buyer and Sellers agree, for U.S. federal income Tax purposes, to treat the transactions contemplated by this Agreement as a purchase of the assets of the Sellers by Buyer and will take no actions inconsistent with such treatment. Notwithstanding anything in this Agreement to the contrary, Sellers shall be responsible for Taxes on any gain resulting from the sale of the Purchased Assets to Buyer hereunder.

8.5 Casualty or Condemnation.

(a) Notice.  In the event that, prior to the Closing Date, all or any portion of the Purchased Assets are damaged or destroyed in whole or in part (the portion of the Purchased Assets so damaged or destroyed, the “Damaged Portion”), whether by fire, theft, vandalism, flood, wind, explosion or other casualty (a “Casualty”) or taken by condemnation or eminent domain or by agreement in lieu thereof with any Person or Governmental Authority authorized to exercise such rights (a “Taking”), Sellers shall notify Buyer promptly in writing (a “Casualty Notice”) of the Casualty or Taking.  The Casualty Notice shall include: (i) a reasonable description of the facts and circumstances surrounding the Casualty or Taking; (ii) Sellers’ preliminary assessment of the effect of the Casualty or Taking on the Purchased Assets; and (iii) Sellers’ preliminary assessment of whether, and the extent to which, any losses sustained as a result of such Casualty or Taking are covered by one or more insurance policies (including property/casualty and workers’ compensation policies) maintained immediately prior to the Closing by the Seller

(b) Repair or Replacement.

(i) In the event of a Casualty or Taking between the Effective Date and the Closing Date, Sellers shall elect, at their option, to either (A) repair or replace or make adequate provision for the repair or replacement of the Damaged Portion of the Purchased Assets at Sellers’ cost prior to the Closing, in which case Buyer’s obligation to effect the Closing shall not be affected, but the Closing Date (and the End Date, if necessary) shall be deferred until three (3) Business Days after repairs or replacement have been completed and the Damaged Portion of the Purchased Assets is fully repaired or restored to the condition thereof immediately prior to such Casualty or Taking in accordance with applicable Laws or Orders, or (B) negotiate with Buyer to reduce the Purchase Price to reflect the cost to repair or replace the Damaged Portion of the Purchased Assets and the post-Closing loss of net income associated with such business interruption (such repair or replacement costs and loss of net income, the “Repair Costs”).  Notwithstanding the foregoing, Seller’s election in clause (A) of this Section 8.5(b)(i) shall be unavailable and clause (B) of this Section 8.5(b)(i) shall apply if the Damaged Portion of the Purchased Assets cannot reasonably be expected to be fully repaired or restored to the condition thereof immediately prior to such Casualty or Taking in accordance with applicable Laws or Orders on or before the date that is 180 days following the occurrence of the Casualty or Taking (the “Casualty Event Termination Date”)

(ii) If the applicable Seller and Buyer agree on the Repair Costs within fifteen (15) days of Buyer’s receipt of Sellers’ notice of the Casualty or Taking (the “Repair Negotiation Period”), Buyer’s obligation to effect the Closing shall not be affected, but the Purchase Price shall be reduced by the Repair Costs so agreed.

(iii) If the applicable Seller and Buyer do not agree on the Repair Costs within the Repair Negotiation Period (a “Repair Cost Dispute”), Buyer or the applicable Seller may request an engineering company (and/or other appropriate specialist) that shall be mutually agreed to by Buyer and the applicable Seller to evaluate the Damaged Portion of the Purchased Assets and the loss of net income associated with such business interruption and deliver to Buyer and the applicable Seller its written estimate of the Repair Costs (the “Third-Party Estimate”) within fifteen (15) days after the end of the Repair Negotiation Period.  If the Third-Party Estimate is less than the Buyer Casualty Threshold (or greater than the Buyer Casualty Threshold or Seller Casualty Threshold, as applicable, and neither party terminates the Agreement as permitted pursuant to Section 8.5(b)(iv)), Buyer’s obligation to effect the Closing shall not be affected and Buyer and Seller shall mutually resolve the Repair Cost Dispute after the Closing in accordance with the provisions of Section 2.3 (and, for the avoidance of doubt, the engineering company or other appropriate specialist shall be deemed to be the Inspector for purposes of Section 2.3), with a post-Closing adjustment to the Purchase Price equal to the finally-determined Repair Costs.

(iv) Notwithstanding the foregoing, and subject to Section 8.5(f),  if the Repair Costs as agreed to by Buyer and the applicable Seller or the Third-Party Estimate, as applicable, (A) is equal to or greater than the Buyer Casualty Threshold, Buyer may elect, by giving Sellers written notice of election within fifteen (15) days of receipt of the Third-Party Estimate, or (B) is equal to or greater than the Seller Casualty Threshold, Sellers may elect, by giving Buyer written notice of election within fifteen (15) days of receipt of the Third Party Estimate, to terminate this Agreement without further obligation hereunder, except as provided in Section 11.2.

(c) Condemnation Awards.  In the event of any reduction in the Purchase Price in connection with a Taking at one or more of the Ethanol Plants, as provided in Section 8.5(a), Buyer shall be entitled to collect from any condemnor the entire award(s) that may be made in any such proceeding, without deduction, to be paid out as follows:  subject to actual receipt of such award(s) by Buyer, (a) Buyer shall pay to Sellers all such amounts, up to the amount of such Purchase Price reduction, and (b) Buyer shall be entitled to retain the balance (if any) of such award(s).  Sellers shall not settle any condemnation or eminent domain proceeding relating to an Ethanol Plant without Buyer’s prior consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

(d) Purchase Price Adjustment.  Any adjustment of the Purchase Price pursuant to Section 8.5(b) which is necessary to reflect a final determination of Repair Costs after the Closing shall be made as follows: (a) an adjustment in favor of Buyer shall be paid in cash by Sellers; and (b) an adjustment in favor of Sellers shall be paid in cash to the extent the Purchase Price had been reduced pursuant to this Section 8.5.  Any such reduction, refund or payment shall be made within ten (10) Business Days after such final determination.

(e) Deferral of Closing Date and End Date. In the event of a Repair Cost Dispute, the Closing Date and the End Date shall be deferred until (a) three (3) Business Days after 36 receipt of the Third-Party Estimate, or (b) if Sellers elect the option in clause (A) of Section 8.5(b)(i), as provided therein, but in no event beyond the Casualty Event Termination Date.

(f) Partial Termination.  Notwithstanding anything to the contrary herein, if (A) the Riga Plant sustains a Casualty or Taking where the Repair Costs are equal to or exceed 10% of the Riga Plant Allocation or the Riga Plant cannot reasonably be expected to be fully repaired prior to the Casualty Event Termination Date, or (B) the Lakota Plant sustains a Casualty or Taking where the Repair Costs are equal to or exceed 10% of the Lakota Plant Allocation or the Lakota Plant cannot reasonably be expected to be fully repaired prior to the Casualty Event Termination Date, and Buyer or Sellers elect to terminate this Agreement as provided in Section 8.5(b)(iv), the termination shall be a partial termination of this Agreement as it relates only to the Riga Plant or Lakota Plant that sustained the Casualty or Taking and this Agreement shall remain in full force and effect as to the other two Ethanol Plants.  The Parties agree to amend the relevant terms of this Agreement, including the Purchase Price, to reflect this partial termination.

8.6 Further Assurances.  After the Closing, each party shall take such further actions and execute such further documents as may be reasonably necessary or reasonably requested by any other party in order to effectuate the intent of this Agreement and the Transaction Documents and to provide such other party with the intended benefits of this Agreement and the Transaction Documents.

8.7 Post-Closing Preservation of Books and Records.  For a period of six (6) years following Closing (except as to Tax records for which the period shall be the applicable statute of limitations), (A) Buyer shall, and shall cause its Affiliates to, upon receipt of reasonable prior written request from Sellers, (i) afford to Sellers and their Affiliates reasonable access during Buyer’s normal business hours to the Records delivered to Buyer by Sellers and to those Transferred Employees having knowledge of the location or contents of such Records; and (ii) provide Sellers, at Sellers’ expense, with copies of the Records delivered to Buyer by Sellers; all in respect of (1) financial reporting, (2) Tax or similar purposes, (3) addressing environmental matters involving the Ethanol Plants, including any certification or reporting obligations under the RFS Program, (4) Permits and permit applications, or (5) any audit, investigation, dispute or litigation or any other business purpose related to the Ethanol Plants or the Excluded Liabilities; and (B) Sellers shall, and shall cause their Affiliates to, upon receipt of reasonable prior written request from Buyer, (i) afford to Buyer and its Affiliates reasonable access during Sellers’ normal business hours to Sellers’ or their respective Affiliate’s books and Records related to the ownership or operation of the Ethanol Plants or the Assumed Liabilities and to Sellers’ or their Affiliates’ employees having knowledge of the location or contents of such books and Records; and (ii) provide Buyer, at Buyer’s expense, with copies of the book and Records related to the ownership or operation of the Ethanol Plants or the Assumed Liabilities; all in respect of (1) financial reporting, (2) Tax or similar purposes, (3) addressing environmental matters involving the Ethanol Plants, including any certification or reporting obligations under the RFS Program, (4) Permits and permit applications, or (5) any audit, investigation, dispute or litigation or any other business purpose related to the Ethanol Plants or the Assumed Liabilities.  No access provided hereunder shall unreasonably interfere with Sellers’ or Buyer’s operation of their respective businesses.  Notwithstanding anything to the contrary contained in this Agreement, (x) no Person shall be required to provide any information or access that such Person reasonably believes could violate applicable Law, including Antitrust Laws, rules or regulations or the terms of any Contract or cause the waiver of attorney/client or similar privilege.  Each party shall be entitled to recover from the other its out-of-pocket costs (including copying costs) incurred in providing such books and records or personnel to the other party.  The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the disclosing party or any of its Representatives, except as otherwise required by Law.

Article IX CONDITIONS TO CLOSE

9.1 Conditions to Obligations of Each Party.  The obligations of the Buyer and the Sellers to consummate the transactions contemplated by this Agreement and the Transaction Documents are subject to the satisfaction (or waiver by the party entitled to the benefit thereof, if permissible under applicable Laws and Orders) of the following conditions:

(a) no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing, restraining, prohibiting or otherwise making illegal the consummation of the transactions shall have taken effect after the date hereof and shall still be in effect; and

(b) (i) the applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated and any agreement with any Governmental Authority not to close the transaction shall have expired or been terminated, and (ii) all other required clearances, consents, approvals, and waiting periods applicable to the consummation of the transaction under the Antitrust Laws shall have been obtained or expired or been earlier terminated, as applicable.

9.2 Conditions to Obligations of the Buyer.   The obligations of the Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents are subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties; Covenants. Each of the representations and warranties of the Sellers contained in this Agreement shall be true and correct as of the Closing Date as if made as of the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the Sellers (it being understood that for purposes of this clause, the parties shall disregard any materiality qualifiers included in such representations and warranties).  The Sellers shall have performed and complied with all covenants hereunder that are required to be performed by them at or prior to the Closing Date in all material respects, including the acquisition of the Carve Out Tracts as set forth in Section 6.10.

(b) Required Consents. Each of the Required Consents set forth on Part 1 of Schedule 4.3(b) shall have been obtained.
(c) Closing Certificate. The Buyer shall have received a certificate, dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of each 38

Seller, that each of the conditions set forth in Section 9.1(a) and Section 9.2(a) have been satisfied (the “Seller Closing Certificate”);

(d) Secretary’s Certificate. The Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent body) of each Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (ii) the names and signatures of the officers of each Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(e) FIRPTA Certificate.  The Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that the Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

9.3 Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement and the Transaction Documents are subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties; Covenants. Each of the representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the Closing Date as if made as of the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby (it being understood that for purposes of this clause, the parties shall disregard any materiality qualifiers included in such representations and warranties).  The Buyer shall have performed and complied with all covenants hereunder that are required to be performed by it at or prior to the Closing Date in all material respects.

(b) Closing Certificate. The Seller shall have received a certificate, dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Buyer, that each of the conditions set forth in Section 9.3(a) have been satisfied (the “Buyer Closing Certificate”).

(c) Secretary’s Certificate. The Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent body) of the Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (ii) the names and signatures of the officers of the Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

Article X INDEMNIFICATION

10.1 Survival.  Subject to the limitations and other provisions of this Agreement, the respective representations, warranties, covenants and agreements of each Seller and Buyer contained in this Agreement, shall (a) in the case of the representations and warranties, survive the Closing Date for a period of thirteen (13) months after the Closing Date, except that the Fundamental Warranties shall survive the Closing and remain in full force and effect for a period of five (5) years after the Closing Date, (b) in the case of any of the parties’ respective covenants and agreements which contain other express survival periods or contemplate future performance or obligations, such covenants and agreements survive the Closing Date for the period provided in accordance with their express terms or until fully performed, (c) in the case of all covenants and agreements not covered by the immediately preceding clause, such covenants and agreements shall survive the Closing Date for a period of thirteen (13) months after the Closing Date provided that, notwithstanding anything to the contrary in this Agreement, no Claim can be asserted by Buyer against a Seller arising out of or related to a breach of the pre-closing covenants or agreements of a Seller set forth in Section 6.1 after the one (1) year anniversary of the Closing Date.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

10.2 Indemnification by Seller.  Subject to the other terms and conditions of this Article X,  if the Closing occurs, Seller shall indemnify the Buyer Indemnitees against, and shall hold the Buyer Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement;
(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement; or
(c) any Excluded Asset or any Excluded Liability.

10.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article X, if the Closing occurs, Buyer shall indemnify the Seller Indemnitees against, and shall hold the Seller Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;
(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or
(c) any Assumed Liability.

10.4 Certain Limitations.  The party making a claim under this Article X is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party”. The indemnification provided for in Section 10.2 and Section 10.3 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 10.2(a) or Section 10.3(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 10.2(a) or Section 10.3(a) exceeds 0.5% of the Base Purchase Price (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) Subject always to Section 10.4(c), the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 10.2(a) or Section 10.3(a), as the case may be, shall not exceed fifteen percent (15.0%) of the Base Purchase Price other than with respect to Losses related to any breach of Seller’s Fundamental Warranties, or twenty five percent (25.0%) of the Base Purchase Price related to any breach of Seller’s Fundamental Warranties (the “Overall Cap”).

(c) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 10.2(a) or Section10.3(a), as the case may be shall not exceed

(i) for Losses related to the Bluffton Plant, (A) fifteen percent (15.0%) of the Bluffton Allocation, other than with respect to Losses related to any breach of Seller’s Fundamental Warranties, or (B) twenty five percent (25.0%) of the Bluffton Allocation related to any breach of Seller’s Fundamental Warranties;

(ii) for Losses related to the Lakota Plant, (A) fifteen percent (15.0%) of the Lakota Allocation, other than with respect to Losses related to any breach of Seller’s Fundamental Warranties, or (B) twenty five percent (25.0%) of the Lakota Allocation related to any breach of Seller’s Fundamental Warranties; and

(iii) for Losses related to the Riga Plant, (A) fifteen percent (15.0%) of the Riga Allocation, other than with respect to Losses related to any breach of Seller’s Fundamental Warranties, or (B) twenty five percent (25.0%) of the Riga Allocation related to any breach of Seller’s Fundamental Warranties.

(d) Payments by an Indemnifying Party pursuant to Section 10.2 or Section 10.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received by the Indemnified Party under applicable non-affiliated insurance policies and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, net of any expenses related to the receipt of such proceeds, including retrospective premium adjustments, if any.   The Parties shall use commercially reasonable efforts to mitigate any Losses arising out of or relating to this Agreement or the transactions contemplated hereby, provided, that an Indemnified Party shall have no obligation to make a claim for recovery against any insurer of such Indemnified Party with respect to any such Losses.

(e) Payments by an Indemnifying Party pursuant to Section 10.2 or Section 10.3 in respect of any Loss shall be reduced by an amount equal to any Tax benefit recognized and realized as a result of such Loss by the Indemnified Party (reduced by any tax detriments related to the loss or the right to indemnification) (based solely on the Indemnified Party’s  good faith determination and calculation, acting reasonably).

(f) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple except, however, with respect to any of the foregoing paid or owing to a Third Party with respect to a Third Party Claim, which damages shall be considered part of damages and shall be covered by the indemnifications set forth in this Article X.

(g) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss for which such Indemnified Party seeks indemnification under this Agreement upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(h) Sellers shall not be liable under Section 10.2(a) for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement if Buyer had Knowledge of such inaccuracy or breach prior to the Closing.

(i) No Losses may be claimed under Section 10.2 or Section 10.3 by any Indemnified Party to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Article II.

10.5 Indemnification Procedures.

(a) Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 10.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.10)  records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 10.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 10.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims.  Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

10.6 Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

10.7 Exclusive Remedies.   Subject to Section 12.12, the parties acknowledge and agree that after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article X.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article X.  Nothing in this Section 10.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 12.12 or to seek any remedy on account of any intentional fraud or willful misconduct by any party hereto.

Article XI TERMINATION
11.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:
(a) by mutual written consent of the Buyer and the Sellers;
(b) by either the Sellers or the Buyer, if:

(i) the Effective Time shall not have occurred on or before December 31, 2018; provided that such date shall automatically be extended to January 31, 2019, if the Effective Time shall not have occurred prior to December 31, 2018 due to any failure of the condition in Section 9.1(b) (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.1(b)(i) shall not be available to any party whose breach of any material provision of this Agreement primarily results in the failure of the Effective Time to have occurred by such time; or

(ii) any court of competent jurisdiction or other Governmental Authority of competent jurisdiction shall have issued an order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting prior to the Effective Time the consummation of the transactions, and, in each case, such order or other action shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall not be available to any party which has not complied in all material respects with its obligations under Section 6.8 and Section 7.4.

(c) by the Buyer, in the event of any material breach by any Seller of any of such Seller’s agreements, representations or warranties contained herein and the failure of the Seller to cure such breach within thirty (30) days after receipt of written notice from the Buyer requesting such breach be cured;

(d) by the Sellers in the event of any material breach by the Buyer of any of the Buyer’s agreements, representations or warranties contained herein and the failure of the Buyer to cure such breach within thirty (30) days after receipt of written notice from the Sellers requesting such breach be cured; or

(e) by Buyer or Sellers, upon notice to the other party, pursuant to Section 8.5; or
(f) by Buyer pursuant to Section 8.3(b).

11.2 Effects of Termination.  In the event of any termination pursuant to Section 11.1, written notice thereof shall be promptly given in accordance with Section 12.4 by the party seeking termination to the other party and such termination shall be immediately effective.  Upon any such termination, (a) each party will redeliver to the other party all documents, work papers and other materials of the other party relating to the transactions contemplated hereby, whether obtained before or after the execution of this Agreement, and (b) no party shall have any further rights or Liabilities hereunder except (i) with respect to those obligations set forth in the Confidentiality Agreement and those obligations set forth in Section 10.4(e), this Section 11.2,  Section 11.3 Section 12.2,  Section 12.3,  Section 12.8, and Section 12.12 which shall survive any such termination, and (ii) nothing herein shall relieve any party from Liability for its intentional and material breach of this Agreement occurring prior to such termination.

11.3 [Intentionally Deleted]
Article XII MISCELLANEOUS

12.1 Benefit and Assignment.  This Agreement may not be assigned by the Buyer without the prior written consent of the Seller, whether by merger, operation of law or otherwise.  This Agreement may not be assigned by the Seller without the prior written consent of the Buyer, whether by merger, operation of law or otherwise.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their permitted successors, assignees and beneficiaries in interest.

12.2 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.3 Expenses.  Except as otherwise provided herein, each party shall be responsible for and shall pay all costs and expenses incurred by it up to and including the Closing Date in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by it including legal, accounting and investment banking fees.  Further, the Buyer shall pay all of its filing fees and costs required under the HSR Act.

12.4 Notices.  Any and all notices, demands, and communications provided for herein or made hereunder shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, (ii) when facsimile transmitted to such party to the facsimile number indicated for such party below (or to such other facsimile number for a party as such party may have substituted by notice pursuant to this Section 12.4), (iii) the date of electronic transmission (e.g., “pdf”), if so transmitted on a Business Day during normal business hours, and otherwise on the next Business Day, or (iv) when mailed to such party by registered or certified U.S. Mail (return receipt requested) or sent by overnight courier, confirmed by receipt, and addressed to such party at the address designated below for such party (or to such other address for such party as such party may have substituted by notice pursuant to this Section 12.4):

(a)If to the Buyer:Martin Parrish

Valero Renewable Fuels Company, LLC

One Valero Way

San Antonio, Texas  78249

Email: martin.parrish@valero.com

With a copy to:Valero Renewable Fuels Company, LLC

Attn: General Counsel

One Valero Way

San Antonio, Texas  78249

Email: jay.browning@Valero.com

(b)If to the Seller: Todd Becker, Chief Executive Officer

Green Plains Inc.

1811 Aksarben Drive

Omaha, NE 68106

Facsimile Number:  (402) 952-4916

Email: todd.becker@gpreinc.com

With a copy to:Michelle Mapes, Chief Legal & Admin Officer

Green Plains Inc.

1811 Aksarben Drive

Omaha, NE 68106

Facsimile Number:  (402) 952-4916

Email: michelle.mapes@gpreinc.com

12.5 Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, including by facsimile, PDF or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, provided that all such counterparts, in the aggregate, shall contain the signatures of all parties hereto.

12.6 Amendment, Modification and Waiver.  This Agreement may not be modified, amended or supplemented except by mutual written agreement of all the parties hereto.  Any party may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided,  however, that no waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition.

12.7 Entire Agreement.  This Agreement, the Transaction Documents and the Exhibits and Schedules delivered herewith, together with the Confidentiality Agreement, represent the full and complete agreement of the parties with respect to the subject matter hereof and supersede and replace any prior understandings and agreements among the parties with respect to the subject matter hereof and supersede and replace any prior understandings and agreements (written or oral) among the parties with respect to the subject matter hereof (other than the Confidentiality Agreement).  The recitals to this Agreement are an integral part of this Agreement and hereby incorporated by reference.

12.8 Publicity.  The parties agree that no public announcements or disclosures of any kind concerning the terms of this Agreement or concerning the transactions contemplated by this Agreement shall be made without the consent of the Sellers and the Buyer, except as and to the extent that any such parties shall be so obligated by Law, in which case the other party shall be advised and the Buyer and the Sellers shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with applicable Laws.

12.9 Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutual acceptable manner in order that the transaction contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

12.10 Further Assurances.   From time to time, as and when requested by any party, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such party may reasonably deem necessary or desirable to carry out the purposes of this Agreement.

12.11 Time of the Essence.  Time is of the essence in the performance by any party of its obligations hereunder.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
12.12 Enforcement of this Agreement.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of this Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  The parties acknowledge and agree that, subject to Section 11.3, (i) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (ii) the right of specific enforcement is an integral part of the transaction and without that right, neither the Sellers nor Buyer would have entered into this Agreement.

(b) The parties agree not to raise any objections to (i) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Seller, on the one hand, or the Buyer, on the other hand; and (ii) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Buyer pursuant to this Agreement.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

12.13 Third Party Beneficiaries.  Nothing in this Agreement is intended or will be construed to entitle any person or entity, other than Buyer and Sellers or their respective permitted transferees and assigns, to any claim, cause of action, remedy or right of any kind.

12.14 Interpretation.  For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (ii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein (i) to Articles, Sections, Appendices, Exhibits and Schedules mean the Articles and Sections of, and the Appendices, Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  The Appendices, Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.  This Agreement and the Transaction Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

BUYER:

VALERO RENEWABLE FUELS COMPANY, LLC

By:	/s/ Martin J. Parrish
Name:	Martin J. Parrish
Its:	Senior Vice President

SELLERS:

GREEN PLAINS BLUFFTON LLC

By:	/s/ Todd Becker
Name:	Todd Becker
Its:	President and Chief Executive Officer

GREEN PLAINS HOLDINGS II LLC

By:	/s/ Todd Becker
Name:	Todd Becker
Its:	President and Chief Executive Officer

KCP-8413634-11

KCP-8415321-4

EXHIBIT A

DEFINITIONS

Certain Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified in this Exhibit A unless the context otherwise requires.

 “Ancillary Real Property Rights” has the meaning set forth in Section 1.1(d).

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, Regulation (EC) 139/2004 of the European Union, and all other federal, state, foreign or supranational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition, trade or foreign investment Laws and regulations that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) regulate foreign investments, or (iii) protect the national security or the national economy of any nation.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Agreement” means this Asset Purchase Agreement, together with all Exhibits and Schedules hereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Assumed Contracts” has the meaning set forth in Section 1.1(c)

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2.

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Base Purchase Price” has the meaning set forth in Section 2.1(a).

“Benefit Plan” has the meaning set forth in Section 4.15(a).

“Bluffton Allocation” means the amount of the Purchase Price allocated to the Bluffton Plant as set forth on Schedule 2.5.

“Bluffton Plant” has the meaning set forth in the recitals to this Agreement.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of New York, New York.

“Buyer” has the meaning set forth in the first paragraph to this Agreement.

“Buyer Casualty Threshold” means 10% of the Base Purchase Price, in the aggregate, or (i) 10% of the Bluffton Allocation in the event the Casualty affects to the Bluffton Plant, (ii) 10% of the Riga Allocation in the event the Casualty affects the Riga Plant, or (C) 10% of the Lakota Allocation in the event the Casualty affects the Lakota Plant, as applicable.

“Buyer Indemnitees” means Buyer, its Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns.

“Buyer Backup Information” has the meaning set forth in Section 2.3(c).

“Buyer Closing Certificate” has the meaning set forth in Section 9.3(b).

“Buyer Guaranty” means the guaranty agreement that has been issued by the Buyer Guarantor and delivered to Sellers on the Effective Date, a copy of which is attached hereto as Exhibit E-1.

“Buyer Rail Car” has the meaning set forth in Section 6.14(b).

“Capital Projects” has the meaning set forth in Section 6.11.

“Carve-Out Tracts” has the meaning set forth in Section 6.10.

“Casualty” has the meaning set forth in Section 8.5(a)

“Casualty Event Termination Date” has the meaning set forth in Section 8.5(b)(i).

“Casualty Notice” has the meaning set forth in Section 8.5(a)

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Net Working Capital” means the Net Working Capital reflected in the Closing Net Working Capital Statement as calculated in accordance with GAAP.

“Closing Net Working Capital Statement” means an unaudited statement of Net Working Capital at the close of business on the Closing Date, prepared by the Buyer in accordance with GAAP.

“Closing Amount” has the meaning set forth in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Contracts” has the meaning set forth in Section 1.1(q).

“Confidentiality Agreement” means that certain letter agreement between Parent and the Buyer dated as of June 7, 2018.

“Contracts” means any written agreement, contract, license instrument, note, guaranty, indemnity, warranty, assignment, power of attorney, certificate, purchase order, work order, commitment, covenant, assurance or undertaking of any nature, including all amendments, modifications and supplements thereto, but excluding the Permits, this Agreement and any agreements to be entered into pursuant to this Agreement.

“Control,” “Controlled” and “Controlling” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

“Credit Support Arrangements”  has the meaning set forth in Section 8.2.

“Cure Period”  has the meaning set forth in Section 8.3(b).

“Damaged Portion” has the meaning set forth in Section 8.5(a)

“Deductible” has the meaning set forth in Section 10.4.

“Direct Claim” has the meaning set forth in Section 10.5.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Effective Time” has the meaning set forth in Section 3.1.

“End Date” has the meaning set forth in Section 11.1.

“Employee” means any employee of Sellers or any of their Affiliates who is employed exclusively in the Business.

“Environmental Law” means any Legal Requirement which relates to or otherwise imposes liability, obligations, responsibility, or standards with respect to zoning, land use, pollution, or the restoration, repair, remediation or protection of natural resources, human health or the environment (including ambient air, surface water, groundwater, land surface, subsurface soil strata), including without limitation, any Legal Requirement relating to the presence, use, manufacture, processing,  distribution, production, generation, handling, transport, storage, disposal, labeling, discharge, release, threatened release, treatment, control or cleanup of any Environmental Material.  For avoidance of doubt, Environmental Law included the RFS Program and the Occupational Safety and Health Act of 1970.

“Environmental Material” means:  (A) any petroleum substance, petroleum product, underground storage tank, underground cistern, radioactive material, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, PCB-containing Material; (B) any Hazardous Substance, Hazardous Material, or any other material, substance, chemical, waste, contaminant or pollutant which is now or hereafter defined as or determined to be hazardous, extremely hazardous, toxic, dangerous, restricted, or a nuisance, or words of similar import, under any Environmental Law; or (C) any other material, substance, chemical, waste, contaminant, pollutant or exposure to which is now prohibited, limited or regulated by any Governmental Authority.

“Equipment” has the meaning set forth in Section 1.1(f).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Damage Amount” has the meaning set forth in Section 6.14(d).

“Estimated Inventory Value” has the meaning given such term in Exhibit B.

“Estimated Net Working Capital” means the estimated Net Working Capital as reflected on the Estimated Net Working Capital Statement, as agreed upon by the Buyer and the Seller pursuant to Section 2.3(b).

“Estimated Net Working Capital Statement” means an estimated unaudited statement of Net Working Capital at the close of business on the Closing Date, prepared in accordance with GAAP.

“Ethanol Plants” has the meaning set forth in the recitals to this Agreement.

“Exceptions”  has the meaning set forth in Section 8.3(a).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Contracts” has the meaning set forth in Section 1.2(c).

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Final Inventory Value” has the meaning set forth in Exhibit B.

“FIRPTA Certificate” has the meaning set forth in Section 9.2(e).

“FTC” means the United States Federal Trade Commission.

“Fundamental Warranties” means the representations and warranties set forth in Section 4.1,  Section 4.2,  Section 4.3(a),  Section 4.3(b)(i),  Section 4.4,  Section 4.14,  Section 5.1,  Section 5.2(a) and Section 5.2(b)(i).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means the government of the United States or applicable foreign nation, any state, province, municipality or other governmental unit, or any agency, board, bureau, instrumentality, department or commission (including any court or other tribunal) of any of the foregoing.

“Green Bluffton” has the meaning set forth in the introductory paragraph.

“Green Holdings” has the meaning set forth in the introductory paragraph.

“Hazardous Material” means hazardous materials as defined under the regulations adopted pursuant to the Hazardous Materials Transportation Act.  Such regulations appear at 49 C.F.R. Part 171, et seq.

“Hazardous Substance” means hazardous substances as defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., and under comparable state laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Termination” has the meaning set forth in Section 11.3.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services other than trade accounts arising in the ordinary course of business, (c) all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or cash equivalents), bankers’ acceptances and similar instruments (in each case, whether or not matured), (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person, (f) all obligations of such Person as lessee that should be capitalized in accordance with GAAP, (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (h) all agreements, undertakings or arrangements by which any Person guarantees, endorses or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise assure a creditor against loss) the Indebtedness or other similar obligation or liability of any other Person, or guarantees the payment of dividends, or other distributions upon the equity securities or interests of any other Person.

“Indemnified Party” has the meaning set forth in Section 10.4.

“Indemnifying Party” has the meaning set forth in Section 10.4.

“Independent Accounting Firm” has the meaning set forth in Section 2.3(c).

“Intellectual Property” means all intellectual property, including, without limitation, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, brand names and corporate names (excluding the name “Green Plains” and all derivatives thereof), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii)

all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights, (viii) all copies and tangible embodiments thereof (in whatever form or medium).

“Intercompany Accounts” means amounts due to, and amounts due from, Affiliates.

“Inventories” has the meaning set forth in Exhibit B.

“Inventory Methodology” has the meaning set forth in Section 2.3(a).

“Inventory Value”  means, the value of the Inventories of the Sellers  as of the Closing, as determined by the Sellers and the Buyer in accordance with the Inventory Methodology.

“IRS” means the Internal Revenue Service.

“Knowledge” means, (a) when applied to the Buyer, the actual knowledge of Darrin Baron, Ashley Smith, Pierre Emond, Laura Schock, Shannon Robinson, Todd Church, Kennen Howell, Lori Taylor, Jill Moline and Joel West, and (b) when applied to the Seller, the actual knowledge of Jeff Briggs, Adam Crotteau,  Erica Montefusco,  Paul Kolomaya and Patrich Simpkins

“Lakota Allocation” means the amount of the Purchase Price allocated to the Lakota Plant as set forth on Schedule 2.5.

“Lakota Plant” has the meaning set forth in the recitals to this Agreement.

“Laws” means, collectively, all federal, state, local, municipal, foreign or international (including multi-national) constitutions, laws, statutes, ordinances, rules, regulations, codes, treaties or principles of common law.

“Lease Charge” has the meaning set forth in Section 6.14(c).

“Lease Rates” has the meaning set forth in Section 6.14(a).

“Leased Real Property” has the meaning set forth in Section 1.1(e).

“Legal Requirement”  means any and all statutes, laws, codes, ordinances, regulations, rules, directives, policy, orders, judgments, writs, injunctions, rulings, decrees, bylaws or common law (whether presently in effect or hereinafter enacted, adopted, promulgated or issued) of any Governmental Authority.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, any liability for Taxes.

“Lien” means collectively, any mortgage, pledge, lien, security interest, claim, charge, restriction, lease, tenancy, license, other possessory interest, right of purchase, conditional sales obligation, easement, restriction, covenant, condition or other encumbrance of any kind.

“Litigation” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Loaned Cars” has the meaning set forth in Section 6.14(e).

“Losses” means any and all losses, obligations, damages (including wrongful death, personal injury or property damage), liabilities, settlement payments, awards, judgments, fines, penalties, costs and expenses (including those incurred with investigating, preparing, defending, bringing or prosecuting any claim, action, suit or proceeding and including, but not limited to, all costs and expenses of all attorneys, experts, and consultants in all tribunals and whether or not legal proceedings are commenced), deficiencies or other charges.

“Market Charge” has the meaning set forth in Section 6.14(c).

“Market Rates” has the meaning set forth in Section 6.14(c).

“Material Contracts” has the meaning set forth in Section 4.9.

“Member” means a holder of membership units of the Seller.

“Mortgage Lien”  has the meaning set forth in Section 8.3(b).

“Net Names” means all rights in internet web sites, web pages, URLs, domain names, directory names, other computer addresses, Internet files, HTML files, image files (including but not limited to jpeg, gif, tif, pdf, and java code), links, hyperlinks and other files, pages, sites, names or addresses located on an on-line global computer network presently used by the Seller.

“Net Working Capital” has the meaning set forth in Section 2.1(b).

“Net Working Capital Documents” has the meaning set forth in Section 2.3(c).

“Notice of Objection” has the meaning set forth in Section 2.3(c).

“Objection Period” has the meaning set forth in Section 2.3(c).

“Orders” means all decisions, injunctions, writs, guidelines, orders, arbitrations, awards, judgments, subpoenas, verdicts or decrees entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice (including with respect to quantity and frequency).

“Other Closing Adjustments” has the meaning set forth in Section 2.3(c).

“Owned Land” has the meaning set forth in Section 1.1(d).

“Owned Improvements” has the meaning set forth in Section 1.1(d).

“Owned Real Estate” has the meaning set forth in Section 1.1(d).

“Owner” has the meaning set forth in the definition of “Subsidiary” set forth in this Exhibit A.

“Parent” means Green Plains Inc., an Iowa corporation and the ultimate parent of the Seller.

“Payables” has the meaning set forth in Section 2.4(a)(i).

“Parent Board” means the board of directors of the Parent.

“PCB-containing Material” means polychlorinated biphenyls, including PCB-laden lubricating or hydraulic oils or transformers or other equipment which contain dielectric fluid containing polychlorinated biphenyls.

“Permits” has the meaning set forth in Section 1.1(h).

“Permitted Liens” means municipal and zoning ordinances, recorded easements, covenants and restrictions provided the same do not prohibit or materially interfere with the present use, or materially affect the present value, of the Owned Real Estate, general taxes levied on or after January 1, 2018 and not yet due or payable, and all Exceptions to which Buyer does not object or waives its objection pursuant to Section 8.3(b).

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Plant Specific Intellectual Property”  means all Intellectual Property exclusively used in and necessary for the operation of the Ethanol Plants as they are currently operated by Sellers and either (a) owned by the Sellers or their respective Affiliates, or (b) used pursuant to a license or other similar agreement between Sellers, or Affiliates of Sellers, and a Third Party;  provided,  however, that the definition of Plant Specific Intellectual Property does not include Sellers’ licenses to intellectual property set forth in the excluded contracts listed in Schedule 1.2(c), which licenses provide rights to intellectual property currently used in and necessary for the operation of the Ethanol Plants as they are currently operated by Sellers, but which rights are not transferred to Buyer as part of this Agreement.

“Post-Closing Tax Period” has the meaning set forth in Section 8.4(b).

“Pre-Closing Tax Period” has the meaning set forth in Section 8.4(b).

“Prepaid Expenses”  has the meaning set forth in Section 1.1(b).

“Proceedings” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Property Taxes” has the meaning set forth in Section 8.4(b).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Qualified Benefit Plan” has the meaning set forth in Section 4.15(b).

“Qualifying Rail Cars” has the meaning set forth in Section 6.14(b).

“Rail Car Agreements” has the meaning set forth in Section 6.14(a).

“Real Estate” means, collectively, the Owned Real Estate, the Leased Real Property.

“Real Property Leases” shall mean all real property leases and subleases (and all amendments, modifications or supplements thereto) to which the Seller Group is a party (as lessee, sublessee, lessor or sublessor) relating to all or any portion of Leased Real Property.

“Records” means forms, files, plans and other data which are necessary to or desirable for the ownership, use, maintenance or operation of the Business and which are owned or used by Seller, including, without limitation, all blueprints and specifications, system engineering and design information and all associated data files and data bases to the extent such systems exist exclusively for the operation of the Ethanol Plants, all personnel, and labor relations records, all environmental control records, environmental impact reports, statements, studies and related documents, handbooks, technical manuals and data, engineering specifications and work papers, all sales and use Tax returns, reports, files and records, asset history records and files, all maintenance and repair records, all correspondence, notices, citations all plans, maps and surveys of the Real Estate, all plans and designs of buildings, structures, fixtures and equipment, and all books and records relating to the purchase of materials, supplies and services, financial, accounting and operations matters, product engineering, research and development, manufacture and sale of products, customer and vendor lists and all files and documents (including credit information) relating to customers and vendors of the Business, in each case which relate exclusively to the Purchased Assets.

“Repair Costs” has the meaning set forth in Section 8.5(b)(i).

“Repair Cost Dispute” has the meaning set forth in Section 8.5(b)(iii).

“Repair Negotiation Period” has the meaning set forth in Section 8.5(b)(ii).

“Representatives” has the meaning set forth in Section 6.6(a).

“Required Consent” has the meaning set forth in Section 6.5.

“Restricted Interests” has the meaning set forth in Section 1.5(a).

“RFS Program” means Renewable Fuel Standard Program under the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007 and implementing regulations, including without limitation, 40 C.F.R. Part 80, Subpart K and Subpart M, as the same may be amended from time to time.

“Riga Allocation” means the amount of the Purchase Price allocated to the Riga Plant as set forth on Schedule 2.5.

“Riga Plant” has the meaning set forth in the recitals to this Agreement.

“RIN Pathway” means each pathway used by each Purchased Asset to generate valid EPA RINs under the RFS Program.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the first paragraph to this Agreement.

“Seller Casualty Threshold” means 25% of the Base Purchase Price, in the aggregate, or (i) 25% of the Bluffton Allocation in the event the Casualty affects to the Bluffton Plant, (ii) 25% of the Riga Allocation in the event the Casualty affects the Riga Plant, or (C) 25% of the Lakota Allocation in the event the Casualty affects the Lakota Plant, as applicable.

“Seller Closing Certificate” has the meaning set forth in Section 9.2(b).

“Seller Guaranty” means the guaranty agreement that has been issued by the Seller Guarantor and delivered to Buyer on the Effective Date, a copy of which is attached hereto as Exhibit E-2.

“Seller Group” means the Seller together with its Affiliates.

“Seller Indemnitees” means each Seller, their Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person (the “Owner”) any corporation or other Person of which securities or other interests having the power to elect a majority of that Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that Person are held by the Owner or one or more of its Subsidiaries.  When used without reference to a particular Person, Subsidiary” means a Subsidiary of the Seller.

“Survey”, “Existing Surveys” and “Updated Survey” have the meanings set forth in Section 8.3(a).

“Taking” has the meaning set forth in Section 8.5(a).

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation of payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included the Seller.

“Third Party” means a Person that is not a party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 10.5.

“Third-Party Estimate” has the meaning set forth in Section 8.5(b)(iii).

“Title Commitments”  has the meaning set forth in Section 8.3(a).

“Title Objections” has the meaning set forth in Section 8.3(b).

“Title Policy” shall mean an Owner’s Policy of Title Insurance on the such form as may be promulgated for use in the applicable state where the Real Estate is located as of the Closing Date, insuring Buyer’s title in the tracts, pieces or parcels of real property described in the Title Commitment, in accordance with and subject to the matters set forth in the Title Commitment.

“Transaction Documents” has the meaning set forth in Section 1.5(b).

“Transferred Employee” has the meaning set forth in Exhibit C.

“Transition Services Agreement” has the meaning set forth in Section 3.2(a)(ix).

“WARN” has the meaning set forth in Section 4.16(c).

Interpretation.  Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); and (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person).

Other Terms.  Except as otherwise specifically provided, each accounting term used herein shall have the meaning given to it under GAAP.